    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1996

                                                      REGISTRATION NO. 333-14007
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       CREDIT MANAGEMENT SOLUTIONS, INC.
                            ------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          MARYLAND                                        7371                                       52-1549401
(STATE OR OTHER JURISDICTION                   (PRIMARY STANDARD INDUSTRIAL                       (I.R.S. EMPLOYER
             OF                               CLASSIFICATION CODE NUMBER)                      IDENTIFICATION NUMBER)
      INCORPORATION OR
       ORGANIZATION)

                            5950 SYMPHONY WOODS ROAD
                            COLUMBIA, MARYLAND 21044
                                 (410)740-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)
                            ------------------------

                              JAMES R. DEFRANCESCO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       CREDIT MANAGEMENT SOLUTIONS, INC.
                            5950 SYMPHONY WOODS ROAD
                            COLUMBIA, MARYLAND 21044
                                 (410) 740-6712
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                             PETER R. GILBERT, ESQ.
                         MANATT, PHELPS & PHILLIPS, LLP
                              1501 M STREET, N.W.
                             WASHINGTON, D.C. 20005

                            ALEXANDER D. LYNCH, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                          1301 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [ ]
                                   ------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM PROPOSED MAXIMUM
            TITLE OF EACH CLASS               AMOUNT TO BE    OFFERING PRICE      AGGREGATE        AMOUNT OF
       OF SECURITIES TO BE REGISTERED         REGISTERED(1)    PER SHARE(2)   OFFERING PRICE(2) REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value................ 2,990,000 shares      $13.00      $38,870,000.00       $11,779
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Includes 390,000 shares that may be purchased by the Underwriters to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                            -----------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 5, 1996

PROSPECTUS

                       CREDIT MANAGEMENT SOLUTIONS, INC.

                                 [CMSI LOGO]

                        2,600,000 Shares of Common Stock

     Of the 2,600,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby, 2,200,000 shares are being sold by Credit Management Solutions, Inc. ("CMSI" or the "Company") and 400,000 shares are being sold by certain stockholders (collectively, the "Selling Stockholders") of the Company (collectively, the "Shares"). The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. See "Principal and Selling Stockholders."

     Prior to this offering (the "Offering"), there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.


     The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "CMSS."


     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS
       THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

                 ---------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                UNDERWRITING                       PROCEEDS TO
                                 PRICE TO      COMMISSIONS AND  PROCEEDS TO THE    THE SELLING
                                  PUBLIC        DISCOUNTS(1)     COMPANY(2)(3)    STOCKHOLDERS
-------------------------------------------------------------------------------------------------
Per Share....................         $               $                $                $
-------------------------------------------------------------------------------------------------
Total........................         $               $                $                $
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $900,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 390,000 additional shares of Common Stock at the Price to Public, less the Underwriting Commissions and Discounts, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Commissions and Discounts and
    Proceeds to the Company will be $          , $          and $          ,
    respectively. See "Underwriting."

     The Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the office of Friedman, Billings, Ramsey & Co., Inc., Arlington, Virginia, or through the
facilities of The Depository Trust Company, on or about             , 1996.

                 ---------------------------------------------


FRIEDMAN, BILLINGS, RAMSEY                                      UNTERBERG HARRIS


              & CO., INC.


               THE DATE OF THIS PROSPECTUS IS             , 1996.

       [A SCHEMATIC DIAGRAM WILL BE PROVIDED THAT GRAPHICALLY ILLUSTRATES
                  THE UTILIZATION OF THE COMPANY'S CREDITREVUE
                   PRODUCT IN CONJUNCTION WITH THE COMPANY'S
                           CREDIT CONNECTION SERVICE]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET (INCLUDING THE NASDAQ NATIONAL MARKET) OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES THE FILING OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION OF THE COMPANY PRIOR TO THE CONSUMMATION OF THE OFFERING WHICH, AMONG OTHER THINGS, WILL INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, (II) ASSUMES THE REINCORPORATION OF THE COMPANY IN DELAWARE PRIOR TO THE CONSUMMATION OF THE OFFERING, AND (III) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. ALL SHARE TOTALS STATED HEREIN REFLECT THE COMPANY'S 32,734-FOR-1 STOCK SPLIT EFFECTED IN OCTOBER 1996.

                                  THE COMPANY


     CMSI is a developer and provider of software solutions and services for automating the consumer and small business credit analysis, decisioning and funding process. Drawing upon over 10 years of experience in the credit processing industry, the Company has developed and provides open-architecture software products and services which manage volume-intensive credit operations over wide-area networks. The Company's products and services allow its customers to automate the entire credit application process by enabling the rapid transmission of credit applications to multiple funding sources, expediting credit application analysis and decisioning and facilitating compliance with federal and state regulatory requirements. These products and services are designed to enable credit originators, such as automobile dealerships and retailers, and lenders, such as banks and finance companies, to improve operating efficiencies by increasing productivity, enhance customer satisfaction by reducing turnaround time on credit decisions, and decrease portfolio risk by applying consistent underwriting standards.


     The Company's core product, CreditRevue, analyzes credit applications by automatically accessing third-party credit bureau reports, consulting the lending institution's internal loan guidelines and incorporating the loan "scorecards" used by lending institutions. Using CreditRevue, decision response time generally ranges from a matter of seconds for automated decisions to several minutes in cases where review by a credit analyst is required. The Company's CreditRevue customers include some of the largest financial institutions and finance companies in the United States, such as NationsBank Corp., Banc One Corp., Wells Fargo Bank and The Associates Bancorp, Inc. In addition, the Company has introduced CreditRevue to the telecommunications industry through a joint venture between AirTouch Cellular, Inc. and US West New Vector Group, Inc.


     To further support the needs of the lending industry, the Company developed Credit Connection, which became commercially available in July 1996. Credit Connection, a software-based service, links sources of credit origination through an online network that allows applications to be transmitted to multiple funding sources and credit decisions to be delivered back to the point of origin in a matter of minutes. The Company is introducing Credit Connection to the marketplace through the Company's sales force, the sales forces of lending institutions and various remarketers. To date, Credit Connection has generated approximately $27,000 in revenues. The Company recently entered into an agreement to form a strategic alliance with the Dealer Services Group of ADP, Inc. ("ADP") to remarket Credit Connection. This division of ADP is one of the largest providers of computing and consulting services for automobile and truck dealers worldwide.



     By facilitating the flow of applications to multiple funding sources through Credit Connection, and by automating the credit application analysis, decisioning and funding process through CreditRevue, the Company believes it is well positioned to capitalize on the growth in the consumer and small business credit markets. The Company's products have been designed to work together and complement each other to provide a seamless credit application process. The Company believes that its CreditRevue customer base and proposed strategic alliance with ADP will enhance its marketing efforts for the Credit Connection service. In addition, the Company believes that the implementation of Credit Connection will create new marketing opportunities for CreditRevue. The Company's objective is to be the leading provider of software solutions for automating the credit analysis, decisioning and funding process and for electronically transmitting credit related transactions between points of origination and multiple funding sources.

     The Company was incorporated in 1987 as a Maryland corporation and intends to reincorporate in Delaware prior to the consummation of the Offering. The Company's principal executive offices are located at 5950 Symphony Woods Road, Columbia, Maryland 21044 and its telephone number is (410) 740-1000.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Risk factors that should be considered by prospective investors include uncertainty of future results of operations, fluctuations in quarterly results of operations, dependence on CreditRevue product line, lengthy sales and implementation cycle, market acceptance of Credit Connection, transition to transaction-based revenue, and reliance on certain relationships. See "Risk Factors" for a discussion of these and other risks.

                              THE PUBLIC OFFERING


Common Stock offered by the Company..........  2,200,000 shares(1)
Common Stock offered by the Selling
  Stockholders...............................  400,000 shares
Common Stock to be outstanding after the
  Offering...................................  7,210,100 shares(2)
Use of Proceeds..............................  The Company intends to use the net proceeds from the Offering for expansion of the
                                               Company's sales, marketing and customer
                                               support organizations, capital expenditures
                                               and other general corporate and working
                                               capital purposes.
Proposed Nasdaq National Market symbol.......  CMSS


---------------

(1) Excludes 390,000 shares of Common Stock subject to the Underwriters' over-allotment option granted by the Company.


(2) Excludes (i) an aggregate of 2,447,800 shares of Common Stock issuable upon exercise of stock options at a weighted-average exercise price of $5.35 per share, of which options to purchase 560,760 shares of Common Stock will be exercisable after the Offering, (ii) 202,200 additional shares of Common Stock reserved for future issuance under the Company's Stock Option Plan,
    (iii) 250,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan and (iv) 750,000 shares reserved for issuance under the Company's Long-Term Incentive Plan. At November 14, 1996, an aggregate of 2,547,800 shares of Common Stock were issuable upon exercise of stock options, of which options to purchase 100,000 shares will be exercised by certain Selling Stockholders immediately prior to the consummation of the Offering. See "Management -- Stock Option Plan," "-- Long-Term Incentive Plan" and "-- Employee Stock Purchase Plan."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                         NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                    -------------------------------------------      --------------------------
                                       1993            1994            1995             1995            1996
                                    ----------      ----------      -----------      ----------      ----------
STATEMENT OF OPERATIONS DATA:
Revenues.........................   $3,368,068      $3,951,456      $10,231,452      $6,728,859      $9,035,485
Income (loss) from operations....       97,672        (408,371)         759,031         763,030        (200,273)
Historical net income (loss).....      318,857        (144,931)         957,932         908,563         (52,923)
Pro forma net income(1)..........                                       737,314                          45,005
Pro forma net income per share...                                   $      0.12                      $     0.01
Shares used in pro forma net
  income per share
  calculations...................                                     6,293,720                       6,293,720

                                                                                AS OF
                                                                         SEPTEMBER 30, 1996
                                                          -------------------------------------------------
                                                                                              PRO FORMA AS
                                                            ACTUAL         PRO FORMA(1)       ADJUSTED(2)
                                                          -----------      ------------      --------------
BALANCE SHEET DATA:
Working capital (deficit)..............................   $(1,690,612)     $(1,561,671)       $ 22,590,329
Total assets...........................................     5,188,599        5,392,540          29,544,540
Stockholder loans and capital lease obligations, less
  current portion......................................       469,145          469,145             469,145
Total stockholders' equity (deficit)...................      (629,901)        (835,387)         23,316,613

---------------
(1) The Company has operated as a Subchapter S Corporation for federal and state income tax purposes since its inception in 1987, and, therefore, the historical financial statements do not include a provision for federal and state income taxes for such periods. Pro forma net income (loss) has been computed as if the Company had been subject to federal and state income taxes based on the tax laws in effect during the respective periods. See
    Note 2 of Notes to Consolidated Financial Statements.
(2) Adjusted to reflect (i) the sale by the Company of 2,200,000 shares of Common Stock offered by the Company hereby, assuming an initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and
    (ii) the exercise of options to purchase 100,000 shares of Common Stock by certain Selling Stockholders immediately prior to the consummation of this Offering resulting in proceeds to the Company of $500,000. See "Use of Proceeds," "Capitalization" and "Underwriting."

                            ------------------------

     "CreditRevue," "Credit Connection" and "INCredit" are registered trademarks of the Company. "CrossSell," "CreditRevue Service Bureau," "CreditRevue Data Server," "Credit Connection for Windows," "Credit Connection Online," "Credit Connection LenderLink" and the Company logo are trademarks of the Company. This Prospectus also includes the trademarks and tradenames of companies other than the Company.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO FUTURE EVENTS OR FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE FOLLOWING FACTORS AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

UNCERTAINTY OF FUTURE RESULTS OF OPERATIONS; FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

     Prior growth rates in the Company's revenue and net income should not be considered indicative of future results of operations. Future results of operations will depend upon many factors, including market acceptance of new services, including the Company's Credit Connection and CreditRevue Service Bureau, the demand for the Company's products and services, the successful transition from predominantly license fee-based revenue to predominantly transaction fee-based revenue, the timing of new product and service introductions and software enhancements by the Company or its competitors, the level of product, service and price competition, the length of the Company's sales cycle, the size and timing of individual transactions, the delay or deferral of customer implementations, the Company's success in expanding its customer support organization, direct sales force and indirect distribution channels, the nature and timing of significant marketing programs, the mix of products and services sold, the timing of new hires, the ability of the Company to develop and market new products and services and control costs, competitive conditions in the industry and general economic conditions. In addition, the decision to implement the Company's products or services typically involves a significant commitment of customer resources and is subject to the budget cycles of the Company's customers. Licenses of CreditRevue generally reflect a relatively high amount of revenue per order. The loss or delay of individual orders, therefore, would have a significant impact on the Company's revenue and quarterly results of operations. The timing of revenue is difficult to predict because of the length and variability of the Company's sales cycle, which has ranged to date from two to 18 months from initial customer contact to the execution of a license agreement. In addition, since a substantial portion of the Company's revenue is recognized on a percentage-of-completion basis, the timing of revenue recognition for its licenses may be materially and adversely affected by delays or deferrals of customer implementations. Such delays or deferrals may also increase expenses associated with such implementations which would materially and adversely affect related operating margins. The Company's operating expenses are based in part on planned product and service introductions and anticipated revenue trends and, because a high percentage of these expenses are relatively fixed, a delay in the recognition of revenue from a limited number of transactions could cause significant variations in operating results from quarter-to-quarter and could result in operating losses. To the extent such expenses precede, or are not subsequently followed by, increased revenues, the Company's results of operations would be materially and adversely affected. As a result of these and other factors, revenues for any quarter are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. There can be no assurance that the Company will be profitable in any future quarter or that such fluctuations in results of operations will not result in volatility in the price of the Company's Common Stock. Due to all of the foregoing factors, it is likely that in some future quarter the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock will be materially and adversely affected. See "-- Market Acceptance of Credit Connection; Transition to Transaction-Based Revenue" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Information."

DEPENDENCE ON CREDITREVUE PRODUCT LINE


     License fees, maintenance fees and third-party computer hardware sales associated with licenses and installations of CreditRevue accounted for virtually all of the Company's revenues through September 30, 1996. Although the Company has recently introduced its Credit Connection service, the Company expects that revenues generated from licenses and installations of CreditRevue will continue to account for a significant portion of the Company's revenues for the foreseeable future. To date, Credit Connection has generated approximately $27,000 in revenues. The life cycles of the Company's products and services are difficult to predict due to the effect of new product and service introductions or software enhancements by the Company or its competitors, market acceptance of new and enhanced versions of the Company's products and services, and competition in the Company's marketplace. A decline in the demand for CreditRevue, whether as a result of competition, technological change, price reductions or otherwise, would have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


LENGTHY SALES AND IMPLEMENTATION CYCLE

     The licensing of the Company's software products and services is often an enterprise-wide decision by prospective customers and generally requires the Company to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products and services. In addition, the implementation of the Company's software products involves a significant commitment of resources by prospective customers and is commonly accompanied by substantial reengineering efforts and a review of the customer's credit analysis, decisioning and funding processes. The cost to the customer of the Company's products and services is typically only a portion of the related hardware, software, development, training and integration costs associated with implementing a large-scale automated credit origination information system. For these and other reasons, the period between initial customer contact and the implementation of the Company's products is often lengthy (ranging from between two and 18 months) and is subject to a number of significant delays over which the Company has little or no control. The Company's implementation cycle could be lengthened by increases in the size and complexity of its license transactions and by delays or deferrals in its customers' implementation of appropriate interfaces and networking capabilities. Delays in the sale or implementation of a limited number of license transactions could have a material adverse effect on the Company's business, results of operations and financial condition and cause the Company's results of operations to vary significantly from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKET ACCEPTANCE OF CREDIT CONNECTION; TRANSITION TO TRANSACTION-BASED REVENUE


     The Company's Credit Connection service has recently been commercially introduced and the Company's CreditRevue Service Bureau service is under development and is expected to be introduced in late 1997. These services are projected to account for a significant portion of the Company's revenues in the future. As a result, demand and market acceptance for these services are subject to a high level of uncertainty, and the Company will be heavily dependent on their market acceptance. There can be no assurance that these services will be commercially successful. The failure of the Company to generate demand for Credit Connection or CreditRevue Service Bureau or the occurrence of any significant technological problems with such services would have a material adverse effect on the Company's business, results of operations and financial condition. Historically, virtually all of the Company's revenues have been derived from license fees, maintenance fees and hardware sales associated with licenses and installations of CreditRevue. Under the terms of its license agreements, a majority of the Company's revenues are realized during the configuration and installation of CreditRevue. However, the Company anticipates that a significant portion of the Company's future revenues will be derived from per-usage transaction-based fees charged to credit originators and financial institutions for transactions originated from the Credit Connection and CreditRevue Service Bureau services. There can be no assurance that the Company will successfully manage the transition of a significant portion of its revenues from license-based revenue to transaction-based revenue. The failure of the Company to successfully manage the transition to a transaction-based revenue stream would have a material adverse effect on the Company's business, results of operations and financial condition.

RELIANCE ON CERTAIN RELATIONSHIPS


     The Company has established relationships with a number of companies that it believes are important to its sales, marketing and support activities, as well as to its product, service and software development efforts. The Company has relationships with automated scorecard companies, hardware vendors and credit bureaus and has also entered into an agreement to form a strategic alliance with ADP for remarketing Credit Connection. There can be no assurance that these companies, most of which have significantly greater financial and marketing resources than the Company, will not develop or market products and services which will compete with the Company's products and services in the future. Furthermore, since many of these relationships are informal in nature, they are terminable by either party at will. Other relationships are terminable by either party after a relatively short notice period. There can be no assurance that these companies will not otherwise discontinue their relationships with or support of the Company. The failure by the Company to maintain its existing relationships or to establish new relationships in the future, because of a divergence of interests, acquisition of one or more of these third parties or other reasons, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Strategic Alliance with ADP."


DEPENDENCE ON LARGE LICENSE FEE CONTRACTS AND CUSTOMER CONCENTRATION


     A relatively small number of customers have accounted for a significant percentage of the Company's revenues. License fees for CreditRevue are based on a percentage-of-completion method on a cost-incurred basis with the final installment being paid in full upon acceptance of the Company's software. The Company receives continuing revenues on CreditRevue from annual maintenance agreements which commence upon acceptance of the software by the customer. Maintenance agreements are renewable annually by the customer, and the license agreements are generally co-terminous with the maintenance agreements. Although the Company has experienced a high degree of customer loyalty, the Company cannot predict how many maintenance agreements will be renewed or the number of years of renewal. Revenues generated by the Company's 10 largest customers accounted for 77.4% and 73.4% of total revenues in 1995 and the first nine months of 1996, respectively. Two of the Company's customers accounted for 19.9% and 12.9% of total revenues, respectively, in 1995. The Company expects that a limited number of customers will continue to account for a significant percentage of revenue for the foreseeable future. The loss of any major customer or any reduction or delay in orders by any such customer, delay or deferral in configurations or enhancements by such customers or the failure of the Company to successfully market its products or services to new customers, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE ON CONSUMER RETAIL LENDING INDUSTRY; CYCLICAL NATURE OF CONSUMER LENDING

     The Company's business is currently concentrated in the consumer lending industry and is expected to be so concentrated for the foreseeable future, thereby making the Company susceptible to a downturn in the consumer lending industry. For example, a decrease in consumer lending could result in a smaller overall market for the Company's products and services. Furthermore, banks in the United States are continuing to consolidate, decreasing the overall potential number of customers for the Company's products and services. In addition, demand for consumer loans has been historically cyclical, in large part based on general economic conditions and cycles in overall consumer indebtedness levels. Changes in general economic conditions that adversely affect the demand for consumer loans, the willingness of financial institutions to provide funds for such loans, changes in interest rates and the overall consumer indebtedness level, as well as other factors affecting the consumer lending industry, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT OF CHANGING BUSINESS

     The Company has experienced significant changes in its business, such as an expansion in the Company's staff and customer base and the development of new products, services and enhancements to its software, including the recent commercial release of Credit Connection. Such changes have placed and may continue to place a significant strain upon the Company's management, systems and resources. As of September 30, 1996, the Company had grown to 133 employees from 106 employees at December 31, 1995. The Company's ability to compete effectively and to manage future changes will require the Company to continue to improve its financial and management controls, reporting systems and procedures and budgeting and forecasting capabilities on a timely basis and expand its sales and marketing work force, and train and manage its employee work force. There can be no assurance that the Company will be able to manage such changes successfully. The Company's failure to do so could have a material adverse effect upon the Company's business, results of operations and financial condition. See "Business -- Sales and Marketing."

DEPENDENCE ON KEY PERSONNEL


     The Company's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel, particularly James R. DeFrancesco, President and Chief Executive Officer, and Scott L. Freiman, Executive Vice President. The Company intends to acquire key-person life insurance on the lives of each of Messrs. DeFrancesco and Freiman. The loss of the services of one or more of the Company's executive officers could have a material adverse effect on the Company's business, results of operations and financial condition. The Company retains its key employees through the use of equity incentive programs, including stock option plans, employee stock purchase plans, and competitive compensation packages. The Company has no employment agreements and does not intend to enter into any such agreements in the foreseeable future. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, customer support, sales and managerial personnel. In particular, the Company has encountered difficulties in hiring sufficient numbers of programmers and technical personnel. Competition for qualified personnel is intense, and there can be no assurance that the Company will be able to retain its key technical, sales and managerial employees or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future. See "Management."


RAPID TECHNOLOGICAL CHANGE; RISK ASSOCIATED WITH NEW PRODUCTS, SERVICES OR ENHANCEMENTS

     The credit processing software products and services industry in which the Company competes is characterized by rapid technological change, frequent introductions of new products and services, changes in customer demands and evolving industry standards. The introduction or announcement of new products, services or enhancements by the Company or one or more of its competitors embodying new technologies or changes in industry standards or customer requirements could render the Company's existing products or services obsolete or unmarketable. Accordingly, the life cycles of the Company's products are difficult to estimate. The Company's future results of operations will depend, in part, upon its ability to enhance its products and services and to develop and introduce new products and services on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards, as well as address the increasingly sophisticated needs of the Company's customers. There can be no assurance that these new products and services will gain market acceptance or that the Company will be successful in developing and marketing new products or services that respond to technological change, evolving industry standards and changing customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or services, or that its new products or services will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. In addition, a majority of the Company's current products operate in the UNIX operating system. Although the Company's software is designed to work with other operating environments, a requirement to port to a different operating system could be costly and time consuming and could have a material adverse effect on the Company's business, results of operations and financial condition. Failure of the Company to develop and introduce, for technological or other reasons, new products and services in a timely and cost-effective manner could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, the introduction or announcement of new product or service offerings or enhancements by the Company or the Company's competitors may cause customers to defer or forgo purchases of the Company's products or services, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Product Development."

SYSTEM INTERRUPTION AND SECURITY RISKS; POTENTIAL LIABILITY; POSSIBLE LACK OF ADEQUATE INSURANCE; AND SYSTEM INADEQUACY

     The Company's operations are dependent, in part, on its ability to protect its system from interruption by damage from fire, earthquake, power loss, telecommunication failure, unauthorized entry or other events beyond the Company's control. The Company's computer equipment constituting its central computer system, including its processing operations, is located at a single site. The Company is currently in the planning stages of acquiring and implementing a back-up, off-site processing system capable of supporting its operations in the event of system failure. The Company intends to have such system operational by the second quarter of 1997. Prior to such implementation, the Company's operations are subject to substantial risks, including temporary interruptions resulting from damage caused by any one or more of the foregoing factors or due to other causes including computer viruses, hackers or similar disruptive problems. The Company has not purchased any business interruption insurance to cover the risk of system failure or interruption. While the Company maintains a $0.5 million property insurance policy, a $1.0 million errors and omissions insurance policy and a $3.0 million umbrella insurance policy, such insurance may not be adequate to compensate the Company for all losses that may occur or to provide for costs associated with business interruption. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, results of operations and financial condition. Persistent problems continue to affect public and private data networks. For example, in a number of networks, hackers have bypassed firewalls and have appropriated confidential information. Such computer break-ins and other disruptions may jeopardize the security of information stored in and transmitted through the computer systems of the parties utilizing the Company's services, which may result in significant liability to the Company and also may deter potential customers from using the Company's services. In addition, while the Company attempts to be careful with respect to the employees it hires and maintain controls through software design, security systems and accounting procedures to prevent unauthorized employee access, it is possible that, despite such safeguards, an employee of the Company could obtain access, which would also expose the Company to a risk of loss or litigation and possible liability to users. The Company attempts to limit its liability to customers, including liability arising from the failure of the security features contained in the Company's system and services, through contractual provisions. However, there can be no assurance that such limitations will be enforceable. There can be no guarantee that the growth of the Company's customer base will not strain or exceed the capacity of its computer and telecommunications systems and lead to degradations in performance or system failure. Any damage, failure or delay that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, results of operations and financial condition.

RISK OF DEFECTS, DEVELOPMENT DELAYS AND LACK OF MARKET ACCEPTANCE

     Software products and services as sophisticated as those offered by the Company often encounter development delays and may contain defects or failures when introduced or when new versions are released. The Company has in the past and may in the future experience delays in the development of software and has discovered, and may in the future discover, software defects in certain of its products. Such delays and defects may result in lost revenues during the time corrective measures are being taken. Although the Company has not experienced material adverse effects resulting from any such defects to date, there can be no assurance that, despite testing by the Company, errors will not be found in its existing software in future releases or enhancements, or that the Company will not experience development delays, resulting in delays in the commercial release of new products and services, the loss of market share or the failure to achieve market acceptance. Any such occurrence could have a material adverse effect upon the Company's business, results of operations and financial condition. See "Business -- Products and Services" and "-- Product Development."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The Company currently anticipates that its available cash resources combined with the net proceeds of this Offering, as well as anticipated funds from operations, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements through 1997. Thereafter, the Company may need to raise additional funds. The Company may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced products and services, to respond to competitive pressures or to acquire complementary businesses or technologies. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company or at all. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance its products and services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE ON PROPRIETARY RIGHTS; RISKS OF INFRINGEMENT


     The Company's success is heavily dependent upon its proprietary technology. The Company regards its software products and services as proprietary, and relies primarily on a combination of contract, copyright and trademark law, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights. The Company has no patents on its products currently in commercial use, and existing trade secrets and copyright laws afford only limited protection. The Company has applied for a United States patent on portions of Credit Connection. There can be no assurance that a patent will be granted pursuant to the Company's application or that, if granted, such patent would survive a legal challenge to its validity or provide adequate protection. Furthermore, there can be no assurance that others will not design around any patents issued to the Company. It is the Company's policy to enter into confidentiality and assignment agreements with its employees. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use the Company's products or technology without authorization, to obtain and use information that the Company regards as proprietary, or to develop similar or superior products or technology independently. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem, particularly in international markets and as a result of the growing use of the Internet. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company has in the past and may in the future make source codes for one or more of its products available to certain of its customers and strategic partners which may increase the likelihood of misappropriation or other misuse of the Company's software. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. The Company is not aware that any of its products, services, trademarks or other proprietary rights infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products or services. The Company has obtained a perpetual, worldwide license for the use of the registered trademark Credit Connection. As the number of software products and services in the industry increases and the functionality of these products and services further overlaps, the Company believes that software developers may become increasingly subject to infringement claims. Furthermore, there can be no assurance that former employers of the Company's present and future employees will not assert claims that such employees have improperly disclosed confidential or proprietary information to the Company. Any such claims, with or without merit, can be time consuming and expensive to defend, cause product and service delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Intellectual Property and Other Proprietary Rights."

COMPETITION; FUTURE PRICE EROSION

     The credit processing software and services industry is intensely competitive and rapidly changing. The Company believes its ability to compete depends upon many factors within and outside its control, including the timing and market acceptance of new products and services and enhancements developed by the Company and its competitors, including (i) application software companies,
(ii) management information systems departments of potential customers, (iii) third party professional services organizations, and (iv) computer services outsourcing providers which offer service bureau-based credit processing solutions. Competitors for CreditRevue include American Management Systems, Inc., Appro Systems, Inc., CFI ProServices, Inc., Fair, Isaac and Company, Inc. and Affinity Technology Group, Inc. Competitors for Credit Connection include The Reynolds & Reynolds Company and International Business Machines Corporation ("IBM"), which has recently announced a system for processing automobile loans over the Internet in conjunction with The Chase Manhattan Bank. Many of the Company's competitors are substantially larger than the Company and have significantly greater financial, technical and marketing resources and established, extensive direct and indirect channels of distribution. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products and services than the Company. As is typical in the software industry, many actual or potential customers of the Company may become competitors by developing competitive technology internally. Due to the relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies as the credit processing software market continues to develop and expand. The Company also expects that competition will increase as a result of software industry consolidations. The Company's competitors may develop or acquire products or services that provide functionality that is similar to that produced by the Company's products and services and such products and services may be offered at a significantly lower price or bundled with other products and services. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Competition."

GOVERNMENT REGULATION AND UNCERTAINTIES OF FUTURE REGULATION

     The Company's current and prospective customers, which consist of state and federally chartered banks, saving and loan associations, credit unions, consumer finance companies and other consumer lenders, as well as customers in the industries that the Company may target in the future, operate in markets that are subject to extensive and complex federal and state regulations. While the Company is not itself directly subject to such regulations, the Company's products and services must be designed to work within the extensive and evolving regulatory constraints in which its customers operate. These constraints include federal and state truth-in-lending disclosure rules, state usury laws, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Community Reinvestment Act. Furthermore, some consumer groups have expressed concern regarding the privacy and security of automated credit processing, the use of automated credit scoring tools in credit underwriting, and whether electronic lending is a desirable technological development in light of the current level of consumer debt. The failure by the Company's products and services to support customers' compliance with current regulations and to address changes in customers' regulatory environment, or to adapt to such changes in an efficient and cost-effective manner, could have a material adverse effect on the Company's business, results of operations and financial condition. See
"Business -- Government Regulation."

DISCRETION AS TO USE OF PROCEEDS

     The primary purposes of this Offering are to create a public market for the Company's Common Stock, to facilitate future access to public markets and to obtain additional working capital. Prior to this Offering, there has been no market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. As of the date of this Prospectus, the Company has no specific plans to use the net proceeds from this Offering other than for expenses relating to the expansion of the Company's sales, marketing, technical and customer support organizations, capital expenditures and other general corporate and working capital purposes. Accordingly, the Company's management will retain broad discretion as to the allocation of the net proceeds from this Offering. Pending any such uses, the Company plans to invest the net proceeds in investment-grade, interest-bearing securities. See "Use of Proceeds."

CONTROL BY EXISTING STOCKHOLDERS

     Upon completion of this Offering, assuming no exercise of outstanding options, James R. DeFrancesco, the Company's President and Chief Executive Officer, and Scott L. Freiman, the Company's Executive Vice President, will collectively own 63.9% of the outstanding shares of Common Stock (60.6% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders will be able to exercise control over matters requiring stockholder approval, including the election of directors, and the approval of mergers, consolidations and sales of all or substantially all of the assets of the Company. This may prevent or discourage tender offers for the Company's Common Stock unless the terms are approved by such stockholders. See "Principal and Selling Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. Upon completion of the Offering, the Company will have outstanding an aggregate of 7,210,100 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option. Of these shares, all of the shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 4,610,100 shares of Common Stock are held by Messrs. DeFrancesco and Freiman and are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. As a result of contractual restrictions and subject to the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows: (i) no Restricted Shares will be eligible for immediate sale on the date of this Prospectus, (ii) 1,536,700 Restricted Shares (plus shares of Common Stock issuable to employees pursuant to stock options that are then vested) will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus, (iii) an additional 1,536,700 Restricted Shares will be eligible for sale pursuant to the terms of the lock-up agreements 360 days after the date of this Prospectus, and (iv) the remaining 1,536,700 Restricted Shares will be eligible for sale pursuant to the terms of the lock-up agreements 540 days after the date of this Prospectus. The Company intends to file a registration statement on Form S-8 following the date of this Prospectus registering a total of 3,650,000 shares of Common Stock subject to outstanding stock options, or reserved for issuance under the Company's stock option plan. Shares issued after the effective date of the registration statement on Form S-8 will be eligible for resale by non-affiliates in the public market without limitation, subject to contractual restrictions, and by Affiliates subject to the requirements set forth in Rule 144, except for the holding period limitation of Rule 144. See "Management -- Stock Option Plan," "-- Long-Term Incentive Plan," "-- Employee Stock Purchase Plan," "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price will be determined through negotiations between the Company, the representatives of the Selling Stockholders and the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in earning estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the consumer lending and software industries, credit processing software and services and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of these companies. These market fluctuations may adversely affect the market price of the Company's Common Stock.

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTITAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     Following the consummation of this Offering, the Company's Board of Directors will have the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares without any further vote or action by the stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's Certificate of Incorporation, including provisions that create a classified Board of Directors, and certain provisions of the Company's Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

     New investors participating in this Offering will incur immediate and substantial dilution of $8.79 per share from the initial public offering price. To the extent outstanding options to purchase the Common Stock are exercised, there will be further dilution. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ABSENCE OF DIVIDENDS

     The Company has never paid or declared any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings for use in its business. In addition, the Company's bank line of credit prohibits the payment of cash dividends without the bank's prior written consent. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,200,000 shares of the Common Stock offered by the Company hereby are estimated to be approximately $23.7 million ($28.0 million if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company and assuming an initial public offering price of $12.00 per share. The primary purposes of this Offering are to create a public market for the Common Stock, to facilitate future access by the Company to public markets and obtain additional working capital. Prior to this Offering, there has been no market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The Company will not receive any proceeds from the sale of the shares of the Common Stock by the Selling Stockholders.


     The Company expects to use the net proceeds for the expansion of the Company's sales, marketing and customer support organizations, capital expenditures (including purchases of test and development hardware and installation of redundant systems) and other general corporate and working capital purposes. The amounts actually expended by the Company will vary significantly depending upon a number of factors, including future revenue growth and the amount of cash generated by the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Furthermore, the Company expects from time to time to evaluate the acquisition of products, businesses and technologies which complement the Company's business, for which a portion of the net proceeds may be used. Currently, however, the Company does not have any understandings, commitments or agreements and is not in any negotiations with respect to any such acquisitions. Pending such uses, the Company intends to invest the net proceeds in United States government securities and in short-term, interest-bearing investment grade securities. In addition, the Company will receive proceeds of $500,000 from the exercise of options to purchase 100,000 shares of Common Stock by certain Selling Stockholders immediately prior to the consummation of the Offering.


                                DIVIDEND POLICY


     The Company has been a Subchapter S Corporation for federal and state income tax purposes since its inception in 1987. As a result, the net income of the Company for federal and state income tax purposes was reported by, and taxed directly to, the Company's stockholders. The Company made distributions to its current stockholders of $105,000 in 1994 and $52,500 in 1995 to fund stockholder tax liabilities resulting from the Company's status as a Subchapter S Corporation. In connection with the termination of the Company's Subchapter S Corporation status upon the Company's reincorporation in Delaware, the Company estimates that approximately $75,000 will be distributed to the current stockholders for their estimated federal and state income tax liabilities. The Company currently intends to retain its earnings following the Offering for use in its business. Consequently, the Company currently does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's bank line of credit prohibits the payment of cash dividends without the bank's prior written consent.


     The Company expects to enter into an agreement (the "Tax Indemnification Agreement") with certain persons who were stockholders of the Company while it was a Subchapter S Corporation (the "Existing Stockholders") providing for, among other things, the indemnification of the Company by such stockholders for any federal and state income taxes (including interest) incurred by the Company if for any reason the Company is deemed to be treated as a Subchapter C Corporation during any period which it reported its taxable income as Subchapter S Corporation. The Tax Indemnification Agreement further provides for the cross-indemnification of the Company and of each Existing Stockholder for any losses or liabilities with respect to certain additional taxes (including interest and, in the case of Existing Stockholders, penalties) resulting from the Company's operations during the period in which it was Subchapter S Corporation. See "Certain Transactions."

                                 CAPITALIZATION


     The following table sets forth as of September 30, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company after giving effect to the termination of the Company's S Corporation status and
(iii) the capitalization of the Company as adjusted to give effect to the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share, the application of the estimated net proceeds to the Company therefrom as described under "Use of Proceeds," and the receipt of $500,000 from certain Selling Stockholders in connection with the exercise of options to purchase 100,000 shares immediately prior to the consummation of the Offering. This information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements of the Company, and related notes thereto, appearing elsewhere in this Prospectus.


                                                                    AT SEPTEMBER 30, 1996
                                                            -------------------------------------
                                                             ACTUAL      PRO FORMA    AS ADJUSTED
                                                            ---------    ---------    -----------
Current portion of long-term debt and capital lease
  obligations............................................   $ 240,777    $ 240,777    $   240,777
                                                            ==========   ==========    ==========
Stockholder loans and capital lease obligations, less
  current portion........................................   $ 469,145    $ 469,145    $   469,145
Stockholders' equity (deficit):
Preferred Stock, par value $0.01:
  1,000,000 shares authorized (as adjusted only); no
  shares outstanding.....................................          --           --             --
Common Stock, par value $0.01:
  10,000,000 shares authorized, actual and pro forma,
  40,000,000 shares authorized as adjusted; 4,910,100
  shares outstanding, actual and pro forma; 7,210,100
  shares outstanding, as adjusted(1)(2)..................      49,101       49,101         72,101
Additional paid-in capital...............................          --           --     24,129,000
Accumulated (deficit)....................................    (679,002)    (884,488)      (884,488)
                                                            ----------   ----------    ----------
     Total stockholders' equity (deficit)................    (629,901)    (835,387)    23,316,613
                                                            ----------   ----------    ----------
          Total capitalization...........................   $(160,756)   $(366,242)   $23,785,758
                                                            ==========   ==========    ==========

---------------
(1) Excludes 390,000 shares of Common Stock subject to the Underwriters' over-allotment option granted by the Company.

(2) Excludes (i) an aggregate of 2,447,800 shares of Common Stock issuable upon exercise of stock options at a weighted-average exercise price of $5.35 per share, of which options to purchase 560,760 shares of Common Stock will be exercisable after the Offering, (ii) 202,200 additional shares of Common Stock reserved for future issuance under the Company's stock option plan,
    (iii) 250,000 shares reserved for issuance under the Employee Stock Purchase Plan and (iv) 750,000 shares reserved for issuance under the Long-Term Incentive Plan. At November 14, 1996, an aggregate of 2,547,800 shares of Common Stock were issuable upon exercise of stock options, of which options to purchase 100,000 shares will be exercised by certain Selling Stockholders immediately prior to the consummation of the Offering. See
    "Management -- Stock Option Plan," "-- Long-Term Incentive Plan" and
    "-- Employee Stock Purchase Plan."

                                    DILUTION

     The net tangible book value (deficit) of the Company as of September 30, 1996 was $(832,156), or $(0.17) per share of Common Stock. Net tangible book value (deficit) per share of Common Stock is determined by dividing the Company's tangible net worth (deficit) by the number of shares of Common Stock outstanding. The pro forma net tangible book value (deficit), after giving effect to the net deferred income tax liability recorded as a result of the termination of the Company's Subchapter S Corporation status, would be a deficit of $(1,037,642) or $(0.21) per share. After giving effect to the sale by the Company of 2,200,000 shares of Common Stock in this Offering (at an assumed initial public offering price of $12.00 per share), the application of the estimated net proceeds therefrom, and the receipt of $500,000 from certain Selling Stockholders in connection with the exercise of options to purchase 100,000 shares immediately prior to the consummation of the Offering, the pro forma net tangible book value of the Company as of September 30, 1996 would have been $23,114,358 or $3.21 per share. This represents an immediate increase in pro forma net tangible book value of $3.42 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.79 per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates the per share dilution:

        Assumed initial public offering price per share of Common
          Stock......................................................           $12.00
          Net tangible book value (deficit) per share at September
             30, 1996................................................   (0.17)
          Pro forma adjustments (see above)..........................   (0.04)
                                                                       ------
        Pro forma net tangible book value (deficit) per share as of
          September 30, 1996.........................................   (0.21)
        Increase in net tangible book value (deficit) per share of
          Common Stock attributable to new investors.................    3.42
                                                                       ------
        Pro forma net tangible book value per share of Common Stock
          after the Offering.........................................             3.21
                                                                                ------
        Dilution per share to new investors..........................           $ 8.79
                                                                                ======

     The following table summarizes, on a pro forma basis as of September 30, 1996, the differences between existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid:

                                             SHARES OWNED
                                           AFTER THE PUBLIC
                                               OFFERING              TOTAL CONSIDERATION        AVERAGE
                                         ---------------------     -----------------------     PRICE PER
                                          NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                         ---------     -------     -----------     -------     ---------
Existing stockholders(1)...............  4,910,100       69.1%     $     2,500       --         $  0.00
New investors(1)(2)....................  2,200,000       30.9%      26,400,000      100.0%        12.00
                                         ----------    ------      -----------     ------
          Total........................  7,110,100      100.0%     $26,402,500      100.0%
                                         ==========    ======      ===========     ======

---------------

(1) Sales by Selling Stockholders in this Offering will reduce the number of shares held by existing stockholders to 4,610,100 or 63.9% of the total number of shares of Common Stock outstanding after this Offering (60.7% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 2,600,000 or 36.1% of the total number of shares of Common Stock outstanding after the Offering (39.4% if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."


(2) Excludes 100,000 shares of Common Stock sold by certain Selling Stockholders in the Offering. These shares will be acquired by the certain Selling Stockholders immediately prior to the consummation of the Offering through the exercise of stock options that will result in $500,000 of cash proceeds to the Company.

     The foregoing tables exclude (i) an aggregate of 2,447,800 shares of Common Stock issuable upon exercise of stock options at a weighted-average exercise price of $5.35 per share, of which options to purchase 560,760 shares of Common Stock will be exercisable after the Offering, (ii) 202,200 additional shares of Common Stock reserved for future issuance under the Company's stock option plan,
(iii) 250,000 shares reserved for issuance under the Employee Stock Purchase Plan and (iv) 750,000 shares reserved for issuance under the Long-Term Incentive Plan. At November 14, 1996, an aggregate of 2,547,800 shares of Common Stock were issuable upon exercise of stock options, which 100,000 shares will be exercised by Selling Stockholders in connection with the Offering. See "Management -- Stock Option Plan," "-- Long-Term Incentive Plan" and
"-- Employee Stock Purchase Plan." To the extent outstanding options are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The consolidated statement of operations data set forth below for the fiscal years ended December 31, 1993, 1994 and 1995, and the nine months ended September 30, 1996, and the consolidated balance sheet data at December 31, 1993, 1994 and 1995 and September 30, 1996 are derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company, and the notes thereto, which are included elsewhere in this Prospectus. The consolidated statements of operations data for the fiscal years ended December 31, 1991 and 1992 and the consolidated balance sheet data at December 31, 1991 and 1992 are derived from unaudited consolidated financial statements of the Company not included herein. The selected financial data at September 30, 1995 and for the nine months ended September 30, 1995 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments and accruals) that in the opinion of management are necessary for a fair presentation of the financial information set forth therein. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1996. The selected financial data set forth below are qualified in their entirety by, and should be read in conjunction with, the consolidated financial statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                            NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                                  -------------------------------------------------------------------   -------------------------
                                     1991          1992          1993          1994          1995          1995          1996
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
REVENUES
License and software development
  fees........................... $ 1,274,659   $ 1,781,619   $ 2,911,539   $ 2,934,450   $ 7,207,581   $ 4,778,059   $ 6,453,243
Maintenance fees.................     131,548       157,371       375,510       700,861     1,170,447       874,076     1,433,190
Computer hardware sales..........      65,161         9,851        81,019       316,145     1,853,424     1,076,724     1,149,052
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                    1,471,368     1,948,841     3,368,068     3,951,456    10,231,452     6,728,859     9,035,485
COSTS AND EXPENSES
Cost of license and software
  development fees...............     572,180       819,929       785,622     1,482,036     3,559,798     2,186,040     3,519,921
Cost of maintenance fees.........          --        32,347        40,776       151,346       280,176       214,320       324,387
Cost of computer hardware
  sales..........................       8,777         1,509        77,979       315,262     1,500,816       842,407       998,876
Selling, general and
  administrative expenses........     900,446     1,379,929     2,234,816     2,244,031     3,966,265     2,631,749     4,048,248
Research and development costs...          --            --       131,203       167,152       165,366        91,313       344,326
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                    1,481,403     2,233,714     3,270,396     4,359,827     9,472,421     5,965,829     9,235,758
Income (loss) from operations....     (10,035)     (284,873)       97,672      (408,371)      759,031       763,030      (200,273)
OTHER INCOME (EXPENSE)
Interest expense.................    (205,653)      (80,034)      (32,774)      (41,310)     (105,849)      (83,029)      (81,212)
Minority interest share of
  loss...........................     115,451       181,676            --            --            --            --            --
Amortization of excess of
  assigned value of identifiable
  assets over cost of an acquired
  interest.......................          --            --       253,959       304,750       304,750       228,562       228,562
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                      (90,202)      101,642       221,185       263,440       198,901       145,533       147,350
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss)................ $  (100,237)  $  (183,231)  $   318,857   $  (144,931)  $   957,932   $   908,563   $   (52,923)
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Pro forma data (unaudited)(1):
  Historical income (loss).......                                                         $   957,932                 $   (52,923)
  Pro forma income tax expense
    (benefit)....................                                                             220,618                     (97,928)
                                                                                          -----------                 -----------
  Pro forma net income...........                                                         $   737,314                 $    45,005
                                                                                          ===========                 ===========
  Pro forma net income per
    share........................                                                         $      0.12                 $      0.01
                                                                                          ===========                 ===========
  Shares used in pro forma net
    income per share
    calculations.................                                                           6,293,720                   6,293,720


                                                          AS OF DECEMBER 31,                               AS OF SEPTEMBER 30,
                                  -------------------------------------------------------------------   -------------------------
                                     1991          1992          1993          1994          1995          1996          1996
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                                                                          ACTUAL          PRO
                                                                                                        -----------    FORMA(1)
                                                                                                                      -----------
BALANCE SHEET DATA:
Cash and cash equivalents........ $    46,516   $   253,092   $   108,554   $    75,840   $   120,255   $     8,433   $     8,433
Working capital (deficit)........     (15,508)     (317,015)     (246,748)   (1,073,896)   (1,181,894)   (1,690,612)   (1,561,671)
Total assets.....................     898,320       637,678       797,465     1,581,751     4,035,323     5,188,599     5,392,540
Long term debt, capital lease
  obligations and stockholder
  loans, less current portion....     649,231       778,710       237,288       416,136       623,304       469,145       469,145
Stockholders' deficit............  (1,389,753)   (1,551,336)   (1,232,479)   (1,482,410)     (576,978)     (629,901)     (835,387)


---------------
(1) The Company has operated as a Subchapter S Corporation for federal and state income tax purposes since its inception in 1987, and, therefore, the historical financial statements do not include a provision for federal and state income taxes for such periods. Pro forma net income (loss) has been computed as if the Company had been subject to federal and state income taxes based on the tax laws in effect during the respective periods. See
    Note 2 of Notes to Consolidated Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

GENERAL

  Overview


     The Company was incorporated in 1987 to commercialize an automated credit processing system developed by James R. DeFrancesco, the Company's President and Chief Executive Officer, and Scott L. Freiman, the Company's Executive Vice President, while they were employed by American Financial Corporation ("AFC"), an automobile finance servicing company owned by Mr. DeFrancesco. AFC was acquired in October 1987 by Perpetual Savings Bank, FSB. Mr. DeFrancesco and Mr. Freiman retained ownership of AFC's credit processing software which formed the basis for CreditRevue. CreditRevue was initially released in 1988. Since its initial release, the Company has continually enhanced CreditRevue in response to the needs of its customers. Credit Connectionbecame commercially available in July 1996 and, to date, has generated approximately $27,000 in revenues. Fees from licenses of CreditRevue and related maintenance fees and resales of third-party computer hardware and software associated with installations of CreditRevue accounted for virtually all of the Company's revenue through September 30, 1996. See "Risk Factors -- Dependence on CreditRevue Product Line."



     License fees for CreditRevue are recognized based on a percentage-of-completion method, measured generally on a cost-incurred basis. The Company typically charges a nonrefundable fee of 25% of the preliminary estimate of the total license fee to develop an analysis of the customer's credit operations and a plan for the configuration and implementation of CreditRevue according to the customer's requirements. Costs consist primarily of direct labor and temporary contract labor. Contracts in progress are reviewed periodically, and revenues and earnings are adjusted based on revisions in contract value and estimated time to completion. For a description of certain risks associated with the lengthy implementation time associated with installations of CreditRevue, see "Risk Factors -- Lengthy Sales and Implementation Cycle." The Company recognizes revenue for maintenance fees pro rata over the term of the related agreement, which is generally one year. Maintenance fees received in advance of revenue recognition are included in deferred maintenance fees. In addition, as a convenience to its customers, the Company offers third-party computer hardware through various reseller arrangements. However, neither third-party hardware nor third-party software sales are a focus of the Company's overall marketing strategy. For the nine months ended September 30, 1996, revenues from third-party hardware and software sales accounted for 12.7% and 2.3% of total revenues, respectively. Revenues from resales of third-party computer hardware and software are recognized at the time of shipment and installation.


     Certain of the Company's products and services, including Credit Connection and CreditRevue Service Bureau, are, or will be, charged on a per transaction basis. As a result, the Company anticipates that transaction-based revenue will be an increasing proportion of the Company's revenue. The Company's sales and marketing efforts will no longer be exclusively targeted at generating license-based revenue but will be increasingly focused on generating transaction-based revenue from prospective customers. The Company's anticipated future growth is based, in large part, on the success of these products and services and the transition to a transaction-based revenue stream. Accordingly, the failure by the Company to generate demand for Credit Connection or CreditRevue Service Bureau, the occurrence of any significant technological problems, such as a system failure incurred prior to the implementation of a back-up computer system, the Company's lack of systems failure or interruption insurance, or the failure of the Company to successfully manage the transition to a transaction-based revenue stream would have a material adverse effect on the

Company's business, results of operations and financial condition. See "Risk Factors -- Market Acceptance of Credit Connection; Transition to
Transaction-Based Revenue" and "-- System Interruption and Security Risks; Potential Liability; Possible Lack of Adequate Insurance; and System Inadequacy."

     Since 1987, the Company has continually invested in the development and introduction of new products, services and enhancements to its software. Research and development expenditures are expensed as incurred. Certain software development costs are capitalized subsequent to the establishment of technological feasibility in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Based on the Company's current research and development process, technological feasibility is established upon completion of a working model. The Company intends to continue to expend substantial resources on developing new products and services and enhancements to its software to incorporate technological developments and satisfy evolving customer needs.

     As of September 30, 1996, the Company had nine employees in its sales and marketing organization. The Company intends to hire a significant number of additional sales and marketing personnel in the future to help the Company expand its market presence. Competition for such personnel is intense, and there can be no assurance that the Company can retain its existing sales personnel or that it can attract, assimilate or retain additional highly qualified sales persons in the future. If the Company is unable to hire such personnel on a timely basis, the Company's business, results of operations and financial condition could be materially and adversely affected.


     The Company operates as a Subchapter S Corporation and, therefore, does not accrue federal corporate taxes on its earnings. Upon reincorporation in Delaware, the Company's Subchapter S Corporation status will terminate and the Company will be subject to federal and state income tax at the corporate level. The Company does not expect this change in status to have a significant impact on its cash flows as it previously made distributions to its stockholders for the payment of income taxes. See Note 2 to the Consolidated Financial Statements included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of total revenues for the periods indicated (subtotals not adjusted for rounding):

                                                                                        NINE MONTHS
                                                                                           ENDED
                                                           YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                           -----------------------    ---------------
                                                           1993     1994     1995     1995      1996
                                                           -----    -----    -----    -----     -----
Percentages of Total Revenues
Revenues
     License and software development fees..............    86.5%    74.3%    70.5%    71.0%     71.4%
     Maintenance fees...................................    11.1     17.7     11.4     13.0      15.9
     Computer hardware sales............................     2.4      8.0     18.1     16.0      12.7
                                                           -----    -----    -----    -----     -----
                                                           100.0    100.0    100.0    100.0     100.0
                                                           -----    -----    -----    -----     -----
Costs and Expenses
     Cost of license and software development fees......    23.3     37.5     34.8     32.5      39.0
     Cost of maintenance fees...........................     1.2      3.8      2.7      3.2       3.6
     Cost of computer hardware sales....................     2.3      8.0     14.7     12.5      11.1
     Selling, general and administrative expenses.......    66.4     56.8     38.8     39.1      44.8
     Research and development costs.....................     3.9      4.2      1.6      1.4       3.8
                                                           -----    -----    -----    -----     -----
                                                            97.1    110.3     92.6     88.7     102.3
Income (loss) from operations...........................     2.9    (10.3)     7.4     11.3      (2.3)
Other income (expense)
     Interest expense...................................    (1.0)    (1.0)    (1.0)    (1.2)     (0.9)
     Amortization of excess of assigned value of
       identifiable assets over the cost of an acquired
       interest.........................................     7.6      7.6      3.0      3.4       2.5
                                                           -----    -----    -----    -----     -----
                                                             6.6      6.6      2.0      2.2       1.6
                                                           -----    -----    -----    -----     -----
Net income (loss).......................................     9.5%    (3.7)%    9.4%    13.5%     (0.7)%
                                                           =====    =====    =====    =====     =====
Pro forma data (unaudited):
  Historical income (loss)..............................                       9.4%              (0.7)%
  Pro forma income tax expense (benefit)................                       2.2               (1.1)
                                                                             -----              -----
  Pro forma net income..................................                       7.2%               0.6%
                                                                             =====              =====

Total Revenues

     Total revenues increased 34.3% from $6.7 million in the nine months ended September 30, 1995 to $9.0 million in the nine months ended September 30, 1996. Total revenues increased 17.3% from $3.4 million in 1993 to $4.0 million in 1994 and 158.9% to $10.2 million in 1995. The Company's revenues are derived from three sources: license and software development fees, maintenance fees and computer hardware sales. The Company's 10 largest customers accounted for 77.3% and 73.4% of total revenues in 1995 and the first nine months of 1996, respectively. One of the Company's customers accounted for 10.8% of total revenues in the first nine months of 1996. Two of the Company's customers accounted for 19.8% and 12.9% of total revenues, respectively, in 1995. Four of the Company's customers accounted for 17.4%, 15.9%, 12.4% and 10.2% of total revenues, respectively, in 1994. Six of the Company's customers accounted for 18.3%, 15.9%, 13.0%, 11.8%, 11.1% and 11.0% of total revenues, respectively, in
1993.

License and Software Development Fees


     CreditRevue accounted for virtually all of the Company's license and software development fee revenue through September 30, 1996. License and software development fees increased 35.1% from $4.8 million in the nine months ended September 30, 1995 to $6.5 million in the nine months ended September 30, 1996. License and software development fees remained constant at $2.9 million in 1993 and 1994 and increased 145.6% to $7.2 million in 1995. The increases during these periods resulted from increased market acceptance of CreditRevue.

Maintenance Fees

     Maintenance fees include fees from software maintenance agreements. Maintenance fees increased by 64.0% from $0.9 million in the nine months ended September 30, 1995 to $1.4 million in the nine months ended September 30, 1996. Maintenance fees increased 86.6% from $0.4 million in 1993 to $0.7 million in 1994 and 67.0% to $1.2 million in 1995. The growth in these revenues during the periods presented was the result of increased maintenance fees associated with the increased number of licenses of CreditRevue outstanding during such periods.

Computer Hardware Sales

     Computer hardware sales revenue was virtually unchanged in the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1996. Computer hardware sales revenue increased 290.2% from $0.1 million in 1993 to $0.3 million in 1994 and 486.3% to $1.9 million in 1995. Computer hardware sales revenue consists of revenues received from resales of third-party hardware in connection with the license and installation of the Company's software. The increase in such revenues during these periods reflects the increase in the number of licenses and installations of the Company's CreditRevue software.

Cost of License and Software Development Fees

     Cost of license and software development fees consist primarily of salaries and benefits for in-house programmers and the cost of temporary contract labor. Cost of license and software development fees increased by 61.0% from $2.2 million in the nine months ended September 30, 1995 to $3.5 million in the nine months ended September 30, 1996. Cost of license and software development fees increased by 88.6% from $0.8 million in 1993 to $1.5 million in 1994 and 140.2% to $3.6 million in 1995. As a percentage of license fee and software development revenue, cost of license and software development fees were 27.0%, 50.5%, 49.4%, 53.6%, 56.5%, 45.8% and 54.5% in 1993, 1994, 1995, the three months ended
September 30, 1995, the three months ended December 31, 1995, and the nine months ended September 30, 1995 and 1996, respectively. The variability of the cost of license and software fees as a percentage of license and software development fees over these periods is primarily related to the fluctuation in the Company's quarterly revenues and higher hourly labor costs associated with temporary contractors during periods in which the Company experienced increased demand for its products. The Company's costs on a full-time equivalent basis for temporary contractors is generally twice the amount incurred by the Company for its in-house technical personnel. In late 1995 and into 1996, the Company increased internal staffing levels commensurate with the expected growth in revenues. These increased staffing levels are expected to reduce the dependency on temporary contractors upon the completion of their training in the Company's proprietary products and services and technology, resulting in a corresponding increase in the margins related to these revenues. Total labor costs as a percentage of revenue are also expected to decrease as the Company and its customers move to a greater level of product standardization.

Costs of Maintenance Fees


     Cost of maintenance fees consists primarily of personnel and related costs for customer maintenance and support. Cost of maintenance fees increased from $0.2 million in the nine months ended September 30, 1995 to $0.3 million in the nine months ended September 30, 1996. Cost of maintenance fees increased from $0.1 million in 1993 to $0.2 million in 1994 to $0.3 million in 1995. As a percentage of maintenance fee revenue, cost of maintenance fees was 10.9%, 21.6%, 23.9%, 24.5% and 22.6% in 1993, 1994, 1995 and the nine months ended
September 30, 1995 and 1996, respectively. The dollar increase in the cost of maintenance fees reflects the growth in license fees for CreditRevue during the periods presented and the resultant increase in the number of installations. The decrease in the percentage of cost of maintenance fees to maintenance fee revenue in the nine months ended September 30, 1996 as compared to September 30, 1995 resulted from better efficiencies in the utilization of maintenance personnel as maintenance revenues have increased.

Cost of Computer Hardware Sales

     Cost of computer hardware sales consists of (i) the Company's cost of computer hardware resold to the Company's customers that are licensing CreditRevue and (ii) salaries and benefits for systems integration employees. Cost of computer hardware sales increased by 18.6% from $0.8 million in the nine months ended September 30, 1995 to $1.0 million in the nine months ended September 30, 1996. Cost of computer hardware sales increased from $0.1 million in 1993 to $0.3 million in 1994 and to $1.5 million in 1995. As a percentage of computer hardware sales revenue, cost of computer hardware sales was 96.2%, 99.7%, 81.0%, 78.2% and 86.9% in 1993, 1994, 1995 and the nine months ended
September 30, 1995 and 1996, respectively. The dollar increase in the cost of computer hardware sales reflects the increase in computer hardware sales during the periods presented. The Company's margin on computer hardware sales fluctuates based on changes in product sales mix, volume discounts to significant customers, and negotiated mark-ups with customers.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased 53.8% from $2.6 million in the nine months ended September 30, 1995 to $4.0 million in the nine months ended September 30, 1996. Of this $1.4 million increase, approximately $0.9 million related to payroll expenses which resulted primarily from an increase in the Company's administrative staff, including $0.2 million of expense related to severance payments made to a former officer of the Company, and approximately $0.5 million of the increase related to non-salary based administrative expenses. Selling, general and administrative expenses remained relatively constant at $2.2 million in 1993 and 1994 and increased 76.7% to $4.0 million in 1995. Selling, general and administrative expenses includes (i) salaries, commissions and bonuses paid to sales and marketing personnel, as well as travel and promotional expenses, and (ii) salaries of administrative, executive and financial personnel, and (iii) outside professional fees. The increase in these expenses is attributable to several factors. The increase in such expenses was a result of an increase in sales and marketing staff from three in 1993 to eight at September 30, 1996. In addition, such expenses increased due to an increase in administrative staff from 14 in 1993 to 30 at September 30, 1996, and expenses associated with the growth of the Company and an increase in legal fees associated with the protection of the Company's proprietary intellectual property.

Research and Development Costs

     Research and development costs consist primarily of salaries and benefits of in-house programmers. These costs increased $0.3 million during the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995 due primarily to the addition of four programmers in 1996 and the commercial release of Credit Connection in July 1996. During the period from September 1994 through June 1996, the direct payroll costs of certain programmers were capitalized as software development costs. See Note 1 to Notes to Consolidated Financial Statements. During the third quarter of 1996, the direct payroll costs of these programmers were included in research and development costs.

Amortization of Assigned Value Over Cost of an Acquired Interest

     From September 1988 through March 1993, the Company was the sole general partner of a limited partnership. In March 1993, the Company purchased the other partner's limited partnership interest for $0.2 million. The acquisition was accounted for as an acquisition of a minority interest using the purchase method of accounting. The assigned value of the identifiable net assets acquired over the cost of the acquired interest was $1.2 million. This amount is being amortized into income using the straight-line method over four years.

Interest Expense

     Interest expense was $0.1 million in the nine months ended September 30, 1995 and $0.1 million in the nine months ended September 30, 1996. Interest expense was $32,774, $41,310 and $0.1 million in 1993, 1994 and 1995, respectively. The increase in interest expense over such periods resulted from increased borrowings under the Company's line of credit and an increase in capital lease obligations.

PRO FORMA ADJUSTMENTS FOR INCOME TAXES

     From its inception in 1987, the Company has been treated for income tax purposes as a corporation subject to federal and state taxation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code") and comparable state laws. As a result, for federal and state income tax purposes, the Company's earnings have been taxed directly to the Company's stockholders. The pro forma adjustments for income taxes were calculated as if the Company were subject to tax under the federal and state income tax laws in effect for the respective periods using the criteria established under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." See Note 2 to "Notes to Consolidated Financial Statements," included elsewhere in this Prospectus.

QUARTERLY INFORMATION

     The following tables set forth certain unaudited quarterly consolidated financial information for each of the four quarters in 1995 and for each of the three quarters in the nine months ended September 30, 1996. The Company believes that this information has been presented on the same basis as the audited consolidated financial statements appearing elsewhere in this Prospectus and all necessary adjustments (consisting only of normal recurring adjustments) have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the audited consolidated financial statements of the Company and related notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                        THREE MONTHS ENDED
                                 ------------------------------------------------------------------------------------------------
                                 MARCH 31,     JUNE 30,    SEPTEMBER 30,   DECEMBER 31,   MARCH 31,     JUNE 30,    SEPTEMBER 30,
                                    1995         1995          1995            1995          1996         1996          1996
                                 ----------   ----------   -------------   ------------   ----------   ----------   -------------
Revenues
    License and software
      development fees.........  $1,187,692   $1,762,835    $ 1,827,532     $2,429,522    $1,776,593   $2,233,388    $ 2,443,262
    Maintenance fees...........     221,908      251,585        400,583        296,371       418,237      432,774        582,179
    Computer hardware sales....     288,971      392,521        395,232        776,700       404,388        5,074        739,590
                                 ----------   ----------    -----------     ----------    ----------   ----------    -----------
        Total                     1,698,571    2,406,941      2,623,347      3,502,593     2,599,218    2,671,236      3,765,031
                                 ----------   ----------    -----------     ----------    ----------   ----------    -----------
Costs and Expenses
    Cost of license and
      software development
      fees.....................     755,404      451,718        978,918      1,373,758     1,071,257    1,276,823      1,171,841
    Cost of maintenance fees...      74,176       70,046         70,098         65,856       110,591       97,993        115,803
    Cost of computer hardware
      sales....................     181,292      244,098        417,017        658,409       336,025       35,186        627,665
    Selling, general and
      administrative
      expenses.................     542,633    1,274,818        814,298      1,334,516     1,353,402    1,026,897      1,667,949
    Research and development
      costs....................      20,160       14,053         57,100         74,053        90,667       90,681        162,978
                                 ----------   ----------    -----------     ----------    ----------   ----------    -----------
                                  1,573,665    2,054,733      2,337,431      3,506,592     2,961,942    2,527,580      3,746,236
                                 ----------   ----------    -----------     ----------    ----------   ----------    -----------
Income (loss) from
  operations...................     124,906      352,208        285,916         (3,999)     (362,724)     143,656         18,795
Other income (expense)
    Interest expense...........     (20,810)     (31,013)       (31,206)       (22,820)      (31,147)     (29,400)       (20,665)
    Amortization of excess of
      assigned value of
      identifiable assets over
      cost of an acquired
      interest.................      76,188       76,186         76,188         76,188        76,187       76,188         76,187
                                 ----------   ----------    -----------     ----------    ----------   ----------    -----------
                                     55,378       45,173         44,982         53,368        45,040       46,788         55,522
                                 ----------   ----------    -----------     ----------    ----------   ----------    -----------
Net income (loss)..............  $  180,284   $  397,381    $   330,898     $   49,369    $ (317,684)  $  190,444    $    74,317
                                 ==========   ==========    ===========     ==========    ==========   ==========    ===========
Pro forma data (unaudited):
  Historical income (loss).....  $  180,284   $  397,381    $   330,898     $   49,369    $ (317,684)  $  190,444    $    74,317
  Pro forma income tax expense
    (benefit)..................      41,465       91,397         76,401         11,355      (263,678)     157,905          7,845
                                 ----------   ----------    -----------     ----------    ----------   ----------    -----------
  Pro forma net income
    (loss).....................  $  138,819   $  305,984    $   254,497     $   38,014    $  (54,006)  $   32,539    $    66,472
                                 ==========   ==========    ===========     ==========    ==========   ==========    ===========

     Prior growth rates in the Company's revenue and net income should not be considered indicative of future results of operations. Future results of operations will depend upon many factors, including market acceptance of new services, including the Company's Credit Connection and CreditRevue Service Bureau, the demand for the Company's products and services, the successful transition from predominantly license fee-based revenue to predominantly transaction fee-based revenue, the timing of new product and service introductions and software enhancements by the Company or its competitors, the level of product, service and price competition, the length of the Company's sales cycle, the size and timing of individual transactions, the delay or deferral of customer implementations, the Company's success in expanding its customer support organization, direct sales force and indirect distribution channels, the nature and timing of significant marketing programs, the mix of products and services sold, the timing of new hires, the ability of the Company to develop and market new products and services and control costs, competitive conditions in the industry and general economic conditions. In addition, the decision to implement the Company's products or services typically involves a significant commitment of customer resources and is subject to the budget cycles of the Company's customers. Licenses of CreditRevue generally reflect a relatively high amount of revenue per order. The loss or delay of individual orders, therefore, would have a significant impact on the Company's revenue and quarterly results of operations. The timing of revenue is difficult to predict because of the length and variability of the Company's sales cycle, which has ranged to date from two to 18 months from initial customer contact to the execution of a license agreement. In addition, since a substantial portion of the Company's revenue is recognized on a percentage-of-completion basis, the timing of revenue recognition for its licenses may be materially and adversely affected by delays or deferrals of customer implementations. Such delays or deferrals may also increase expenses associated with such implementations which would materially and adversely affect related operating margins. The Company's operating expenses are based in part on planned product and service introductions and anticipated revenue trends and, because a high percentage of these expenses are relatively fixed, a delay in the recognition of revenue from a limited number of transactions could cause significant variations in operating results from quarter-to-quarter and could result in operating losses. To the extent such expenses precede, or are not subsequently followed by, increased revenues, the Company's results of operations would be materially and adversely affected. As a result of these and other factors, revenues for any quarter are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. There can be no assurance that the Company will be profitable in any future quarter or that such fluctuations in results of operations will not result in volatility in the price of the Company's Common Stock. Due to all of the foregoing factors, it is likely that in some future quarter of the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock will be materially and adversely affected. See "Risk Factors -- Uncertainty of Future Results of Operations; Fluctuations in Quarterly Results of Operations."

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically funded its working capital needs and investments in property and equipment from operating cash flows. During the years ended December 31, 1993, 1994 and 1995 the Company generated net cash from operating activities of $0.3 million, $0.3 million and $0.8 million, respectively. For the nine-month periods ended September 30, 1995 and 1996, net cash provided by operating activities was $0.5 million and $0.4 million, respectively. Despite these positive net cash flows from operating activities, the Company reported a working capital deficiency of $1.2 million and $1.7 million at December 31, 1995 and September 30, 1996, respectively. This working capital deficiency is primarily caused by the deferral for financial reporting purposes of certain billings on contracts to develop software, and deferred revenue related to maintenance contracts and computer hardware and software sales. Net deferred revenue of these items at December 31, 1995 and September 30, 1996 was $0.9 million and $2.0 million, respectively.


     The Company's cash used for investing activities consists principally of investments in property and equipment and capitalized software development costs. During the years ended December 31, 1993, 1994 and 1995, the Company invested a total of $0.5 million, $0.3 million, and $0.7 million, respectively, in property and equipment and capitalized software development costs. During the nine-month periods ended September 30, 1995 and 1996 these investments totaled $0.5 million and $0.4 million, respectively. These investments were directly attributable to the Company's growth in operations. The Company does not have any material commitments for the purchase of property and equipment at September 30, 1996.



     The Company has historically relied principally on its bank line of credit for its limited financing needs. The Company maintains a secured bank line of credit in the amount of $0.5 million, $0.3 million of which was outstanding at September 30, 1996. The line of credit bears interest at the bank's prime rate plus 1% per annum (9.25% at September 30, 1996). Further, the bank's line of credit requires the bank's written consent prior to, among other things, (i) the payment of cash dividends, (ii) the Company's engagement in a substantially different business activity, or (iii) the purchase by the Company of any interest in another enterprise or entity. The Company is obligated to Mr. James
R. DeFrancesco, the Company's President and Chief Executive Officer, for $0.2 million of loans bearing interest at 7% per annum and due on demand after October 1, 1997.


     The Company currently anticipates that its available cash resources, expected cash flows from operations, and its bank line of credit, combined with the net proceeds of the Offering, will be sufficient to meet its presently anticipated working capital, capital expenditure and debt repayment requirements through 1997.

                                    BUSINESS

GENERAL


     CMSI is a developer and provider of software solutions and services for automating the consumer and small business credit analysis, decisioning and funding process. Drawing upon over 10 years of experience in the credit processing industry, the Company has developed and provides open-architecture software products and services which manage volume-intensive credit operations over wide-area networks. The Company's products and services allow its customers to automate the entire credit application process by enabling the rapid transmission of credit applications to multiple funding sources, expediting credit application analysis and decisioning and facilitating compliance with federal and state regulatory requirements. These products and services are designed to enable credit originators, such as automobile dealerships and retailers, and lenders, such as banks and finance companies, to improve operating efficiencies by increasing productivity, enhance customer satisfaction by reducing turnaround time on credit decisions, and decrease portfolio risk by applying consistent underwriting standards.


     The Company's core product, CreditRevue, analyzes credit applications by automatically accessing third-party credit bureau reports, consulting the lending institution's internal loan guidelines and incorporating the loan "scorecards" used by lending institutions. Using CreditRevue, decision response time generally ranges from a matter of seconds for automated decisions to several minutes in cases where review by a credit analyst is required. The Company's CreditRevue customers include some of the largest financial institutions and finance companies in the United States, such as NationsBank Corp., BancOne Corp., Wells Fargo Bank and The Associates Bancorp, Inc. In addition, the Company has introduced CreditRevue to the telecommunications industry through a joint venture between AirTouch Cellular, Inc. and US West New Vector Group, Inc.


     To further support the needs of the lending industry, the Company developed Credit Connection, which became commercially available in July 1996. Credit Connection, a software-based service, links sources of credit origination through an online network that allows applications to be transmitted to multiple funding sources and credit decisions to be delivered back to the point of origin in a matter of minutes. To date, Credit Connection has generated approximately $27,000 in revenues.



     The Company's strategy is to introduce Credit Connection to the marketplace through the Company's sales force, the sales forces of lending institutions and various remarketers. The Company's agreements with each lending institution that subscribes to the Credit Connection service include a provision that the Company and the lending institution develop and implement a marketing plan describing how the lending institution will utilize its sales force to increase dealership subscriptions to the Credit Connection service. Currently, NationsBank, First Merchants and another sub-prime lender have executed such Credit Connection lender agreements. The Company also has been pursuing remarketing arrangements for the Credit Connection service with vendors that provide automated systems for dealership management and operations. The Company recently signed an agreement to form a strategic alliance with the Dealer Service Group of ADP to remarket Credit Connection. This division of ADP is one of the largest providers of computing and consulting services for automobile and truck dealers worldwide. To date, ADP is the only remarketer to have entered into an agreement with the Company.


     The Company's agreements with lending institutions that are licensees of CreditRevue require that the Credit Connection service be utilized as the exclusive interface between CreditRevue software and applications transmitted electronically from third parties. The ability of Credit Connection lending institutions that are not CreditRevue licensees to receive applications transmitted electronically from third parties by means other than the Credit Connection service is not similarly restricted. Lending institutions benefit from transactions transmitted over the Credit Connection primarily from increased volumes of credit applications expected by this delivery method. Remarketers benefit by sharing in a percentage of the transactions revenues associated with their remarketing and dealership support efforts.


     The agreement with ADP provides for ADP to offer the Credit Connection service as its standard approach to establish electronic interfaces between dealerships and financial institutions. Under certain limited circumstances, ADP may provide an interface which is different from the Company's. ADP does not currently remarket any third party products or services which compete with the Credit Connection service. See "-- Strategic Alliance with ADP."

     By facilitating the flow of applications to multiple funding sources through Credit Connection, and by automating the credit application analysis, decisioning and funding process through CreditRevue, the Company believes it is well positioned to capitalize on the growth in the consumer and small business credit markets. The Company's products have been designed to work together and complement each other to provide a seamless credit application process. The Company believes that its CreditRevue customer base and proposed strategic alliance with ADP will enhance its marketing efforts for the Credit Connection service. In addition, the Company believes that the implementation of Credit Connection will create new marketing opportunities for CreditRevue.


INDUSTRY OVERVIEW


     According to a study commissioned by the Federal Reserve Board, the dollar volume of consumer credit transactions increased from $811 billion in 1990 to $1.13 trillion in 1995. Consumer credit transactions include automobile loans, small business loans, home equity loans, credit cards, cellular telephone service activations, student loans and equipment and automobile leasing. The funding sources in these transactions include banks, savings and loan associations, finance companies, sub-prime lenders, leasing companies and student lenders. Sources of credit origination include automobile dealers, retailers and telecommunications companies as well as the branch networks of banks and finance companies.


     Several factors have influenced the growth in consumer credit. New types of consumer credit have developed and gained widespread acceptance. For example, automobile leasing has become an increasingly popular automobile financing alternative, resulting in the introduction of automobile leasing programs by many financial institutions and automobile dealers. In addition, the use of credit analysis is spreading to new industries, such as telecommunications, insurance, utilities and health care. Moreover, new types of credit providers have entered the market, in particular, sub-prime finance companies that target borrowers who are unable or unwilling to obtain credit from traditional sources. Lastly, credit providers have established new access channels for credit, designed to make credit more easily obtainable by consumers. Credit applications can be received over the telephone, through kiosks that function like automated teller machines and via computers through home banking software and the Internet.

     Each consumer credit transaction begins with the completion of a credit application by a borrower. The credit application is sent from a branch office of a lending institution or from the source of credit origination, such as an automobile dealer or retailers, to a credit processing department. The application is then assigned to a credit analyst who retrieves reports from one or more credit bureaus, verifies employment and income and obtains a home appraisal, as appropriate, and then examines the information and computes key ratios, such as debt-to-income and loan-to-value. The information and ratios are then compared to one or more scorecards developed by the lender or a third party to determine if the applicant meets predetermined criteria. The credit application is then compared to the lending institution's underwriting guidelines. The analyst then approves or denies the request for credit and the decision is communicated to the consumer. If approved, the credit analyst produces and prints the loan documents, verifies such documents for completeness and accuracy and has the applicant's information entered into the financial institution's accounting or loan servicing system. This labor-intensive and manual process, which may take up to several days depending on the complexity of the loan request and the sophistication of the borrower, may be carried out multiple times for a transaction as the applicant seeks credit from multiple sources.

     As the dollar volume of consumer credit transactions has increased, competition among lenders has also increased. Accordingly, lenders are seeking to shorten application processing time and lower the cost of credit processing while maintaining their qualifying criteria and complying with the extensive federal and state regulations applicable to credit transactions. Lenders are also seeking to increase market share while decreasing overall portfolio risk. As a result, lenders are moving from a manual credit application process to an automated process. Through automation, a lender can reduce the overall time to render a credit decision while reducing risk and improving customer service.

     Automating the credit application process is both complex and difficult and lending institutions must implement sophisticated systems which enhance efficiency and cost effectiveness while providing adaptability to continually evolving technologies. Existing software solutions are generally mainframe-based or PC-based. Mainframe-based solutions are functionally limited, expensive to maintain and not easily adaptable to new business requirements. PC-based solutions are also functionally limited and impractical for large volume credit operations. Furthermore, existing solutions may not be sufficient to address emerging industry trends. These trends include cross-selling loan products, sub-prime lending and rate-to-risk pricing, which involves the adjustment of a loan's interest rate to reflect the relative credit risk.

     Automobile dealers and retail establishments typically maintain relationships with a number of lending institutions to service customers with varying credit histories. The ability to send credit applications to those multiple funding sources is critical to their business, especially during non-bank hours, such as evenings and weekends. Many automobile manufacturer-based credit companies (often referred to as "captive lenders") are directly connected to their automobile dealerships. However, these proprietary systems do not allow dealers to send credit applications to non-captive lenders. This issue of connectivity is not limited to retail establishments. For example, prime lenders often send their declined credit applications and receive credit decisions from multiple sub-prime finance companies, a process which can increase overhead to both types of institutions in the absence of an electronic connection.

THE CMSI SOLUTION

     CMSI provides software products and services for automating the credit analysis, decisioning and funding process and for connecting credit originators with multiple funding sources. The Company's original product, CreditRevue, automates and streamlines the credit origination process and eliminates paperwork by automatically accessing credit bureau reports and consulting the lender's underwriting guidelines, incorporating one or more scorecards utilized by the lender, analyzing and verifying the application and facilitating the funding of the loan. Credit Connection links a credit originator with multiple funding sources through an online network that transmits credit applications which can then be evaluated using CreditRevue or another credit automation system. The Company's 10 years of experience in developing information systems, software and services for automating consumer credit transactions has provided the Company with significant insight into the credit application process and the needs of credit originators and lenders which is reflected in both the design of its products and the quality of its customer service.

     CMSI's family of products and services incorporates the following key attributes:

        -  Streamlined Credit Decisioning and Funding Process

             CreditRevue and Credit Connection reduce credit application processing and decision time to a matter of minutes. In addition, they facilitate the process for funding and initiating the servicing of the loan. The Company believes that this results in greater consumer satisfaction and increased productivity in the credit processing departments of lenders. Customers utilizing CreditRevue and Credit Connection can reduce the personnel and overhead costs of their credit application processing departments while increasing the number of credit applications that can be processed and funded.

        -  Extensive Connectivity

             Credit Connection offers connectivity between any number of credit originators and multiple funding sources. Using Credit Connection, credit originators, such as automobile dealers and retailers, can route a single credit application to multiple funding sources to increase the likelihood that the credit application will be approved and to accelerate the credit application process. Credit Connection also provides connectivity between prime and sub-prime lending sources. A single interface between the funding source and Credit Connection is sufficient to communicate with any number and type of credit originators.

        -  Enhanced Risk Management Capabilities

             By automating credit application processing, CreditRevue enables lenders to use specific, consistent criteria and scoring for evaluating various types of credit applications. The software checks each application for completeness and fraud. In addition, CreditRevue automatically accesses reports from consumer and business credit bureaus and utilizes vehicle valuation and identification data to further reduce the risk management profile of each transaction. The credit score given each application can be used to determine the recommended credit decision, qualify the customer for specific products and apply a rate-to-risk pricing matrix.

        -  Sophisticated Tracking and Reporting Functionality

             CreditRevue and Credit Connection track each stage of the credit application process. CreditRevue routes applications to senior analysts when the dollar amount of the loan exceeds the authority of the original analyst or when the loan does not meet the lender's credit policy. Both CreditRevue and Credit Connection incorporate extensive reporting capabilities which enhance the customer's financial reporting functions and support regulatory compliance.

        -  Targeted Solutions

             CreditRevue can be configured to meet each lender's needs. The Company offers versions of CreditRevue that are targeted at lending institutions with higher volumes of credit applications that require a full range of features and functionality. The Company is developing a solution for small to medium lending institutions that do not require the same degree of configuration as a large institution. The Company also designs interfaces between CreditRevue and the lender's other systems, including branch automation software, customer information repositories and loan servicing software.

        -  Scalability and Interoperability

             CreditRevue is designed to support any size financial institution from a single location to multiple distributed locations with hundreds of users. The underlying open architecture of CreditRevue is designed to operate across multiple hardware and software platforms. In addition, the open nature of CreditRevue also enables users to access information regardless of the computing environment in which it resides. CreditRevue is typically deployed in an enterprise which has heterogeneous computing platforms.

STRATEGY

     The Company's objective is to be the leading provider of software solutions for automating the credit analysis, decisioning and funding process and for electronically transmitting credit related transactions between points of origination and multiple funding sources. In pursuit of these objectives, the Company has adopted the following key strategies:

     Expand Presence in the Credit Automation Market

          The Company has established a presence with leading institutions in the consumer lending market, including banks, finance companies, leasing companies and other lenders. The Company intends to expand its sales and marketing efforts to leverage and expand its established presence in these market segments. The Company believes that its customer base of more than 25 financial services companies represents an important source of references for new customers as the Company seeks to expand market acceptance of its products and services in the telecommunications, utilities and healthcare industries. The Company's next version of CreditRevue, expected to be released in mid-1997, is being designed to allow the Company to reduce configuration and installation time and provide more flexible pricing and product options to appeal to a broader customer base.

     Continue the Rollout of Credit Connection


          In July 1996, the Company commercially released Credit Connection to its existing financial services clients as well as other financial institutions and automobile dealers. The Company is introducing Credit Connection to the marketplace through the Company's own sales force, the sales forces of lending institutions and various remarketers. The Company's strategic alliance with ADP will allow the Company to leverage ADP's worldwide automobile and truck dealer customer base to complement the Company's own marketing efforts in the rollout of Credit Connection. The Company also intends to establish relationships with other dealer business systems vendors and the dealer services sales divisions of lending institutions to expand the market presence of Credit Connection.

     Increase Transaction-Based Revenues as a Percentage of Total Revenue

          Historically, the Company's revenues have been generated from license fees and services. Credit Connection revenues are transaction-based. The Company is developing CreditRevue Service Bureau which will allow customers to access CreditRevue on a per transaction basis while minimizing the up-front investment in hardware and software costs of an in-house system. As a result of Credit Connection and CreditRevue Service Bureau, the Company anticipates that transaction-based revenue will increase as a percentage of total revenue.

     Leverage Key Relationships


          In addition to its strategic alliance with ADP, the Company has developed relationships with automated scorecard companies, hardware vendors and credit bureaus. The Company believes that these relationships accelerate the introduction and market acceptance of its products and services, extend its product and service offerings, increase the functionality of its products and services, and facilitate the development of new products and services. The Company intends to continually identify potential strategic relationship opportunities in the future.


     Extend Technology Leadership

          The Company intends to continue to extend its position as a technology leader in developing and marketing credit processing software and services. CMSI's products and services are based on its software technology, which is enhanced regularly to address the evolving needs of the consumer credit industry. The Company has designed, developed and implemented an open architecture programming interface and related software specifically to enable the Company to provide flexible, fully integrated solutions to customers with specialized needs and to interface with other software. The Company is focused on continually upgrading its current products to enhance their features, functionality and performance and to incorporate technological developments to meet its customers' needs.

CUSTOMERS

     The Company has over 25 customers, including banks, savings and loan associations, finance companies, sub-prime lenders, leasing companies, student lenders and a telecommunications company. The Company intends to continue to focus on the financial services industry and to target the insurance, utilities and healthcare industries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of those customers who have accounted for more than 10% of the Company's revenues in any of the past three years.

     The following representative list of the Company's customers with active licenses or contracts as of September 30, 1996 consists of customers which have generated over $50,000 of license and maintenance fee revenue since January 1, 1995:

AFSA Data Corp.
Airtouch/US West
The Associates Bancorp, Inc.
BancOne Corp.
Bank One Financial Services, Inc.
Boatmens Bancshares, Inc.
Circuit City Stores, Inc.
The CIT Group, Inc.
Citizens Bank (of Maryland)
Citizens Bank (of Rhode Island)

Comerica Bank

Dauphin Deposit Corp.
First Merchants Acceptance Corporation
NationsBank Corp.
Nellie Mae, Inc.
Oxford Resources Corp.
US Bancorp
Wachovia Corp.
Wells Fargo Bank
Western Financial Bank, FSB

     The following examples illustrate how the Company's products are being utilized by some of its customers. The benefits achieved by these customers will not necessarily be achieved by every customer.

          NationsBank, a large financial institution which processes over 100,000 credit applications per month, decided to replace its in-house mainframe system with CreditRevue to address its need to more efficiently deliver immediate and consistent credit application decisions. Since the installation of CreditRevue, the bank has significantly increased the number of credit applications processed and improved the efficiency of its credit application process while handling an increase in NationsBank's overall loan volume. The ease of use of CreditRevue also reduced the bank's underwriter training time. In addition, the bank piloted Credit Connection commencing in January 1996 until its commercial introduction in July 1996.

          Banc One, a financial institution with a large consumer lending business, required a centrally administered processing system for credit automation of all of its consumer loans. The organization installed CreditRevue which provided a centrally administered flexible solution which was designed to allow Banc One to effectively and efficiently manage its numerous remote affiliates and its high application processing volume.

          AirTouch Cellular and US WEST NewVector Group, Inc. desired an automated credit processing system for the cellular operations of their domestic cellular joint venture, which could review up to 5,000 credit applications per hour, including credit bureau retrieval, policy checking, and setting of an appropriate deposit level. In response, the Company developed a version of CreditRevue specifically designed for the telecommunications industry and licensed this version to the telecommunications company.

          A sub-prime lender, which finances the purchase of automobiles from multiple locations, selected CreditRevue to automate its national indirect lending, underwriting, contract booking and funding operations. Recently, this lender has agreed to use Credit Connection to receive sub-prime applications from prime lending institutions.

PRODUCTS AND SERVICES

CreditRevue

     The cornerstone of the Company's product line is CreditRevue, a UNIX-based software solution designed to automate the entire credit application process from the entry of the credit application to the credit decision and through the transfer of the funding information to the lender's servicing system. Using CreditRevue, a lender can automate the analysis of a wide range of consumer lending products, including vehicle loans and leases, home equity loans and credit cards. Before CreditRevue is installed, the Company completes a review of the customer's credit application processing environment. CreditRevue is then configured to address the lender's specifications, including the lender's underwriting, approval and funding processes. The Company designs interfaces to the lender's other related systems, such as their branch automation software, customer information repository, and loan servicing software.

     The credit analysis, decisioning and funding process using CreditRevue is illustrated in the following diagram:

                             [CREDIT REVUE CHART]

    Key features of CreditRevue include the following:

       - Supports large credit operations with multiple products and lending divisions

       - Centralizes control over policies and procedures for each division or product

       - Facilitates a logical workflow for the entire application decisioning process

       - Automates the retrieval and analysis of consumer and business credit bureau reports

       -  Provides built in fraud checks and tracks regulatory compliance

       - Incorporates multiple scorecards and the lender's policies and procedures

       -  Audits the contract administration and funding process

       - Streamlines the retrieval and analysis of home appraisals, flood insurance verifications, title reports and document preparation

       - Interfaces with other lender systems such as branch automation software, customer information repositories and loan servicing software

       - Generates a comprehensive set of standard and custom management reports

     The Company markets the following supplemental CreditRevue products:

          CrossSell adds call center management to the credit origination process. With CrossSell, a lender can design in-bound or out-bound telemarketing scripts for use by customer service representatives to market a variety of products to potential customers.

          INCredit automates credit origination for loans to small businesses. With INCredit, application and credit details can be gathered, scored and analyzed for both the business and its principals or guarantors.

          CreditRevue Data Server enables the lender's other software applications to communicate with CreditRevue. CreditRevue Data Server is used by the Company's customers to connect CreditRevue to the Credit Connection, as well as bank branches, order entry systems and voice response units.

     In addition to these products, the Company is developing CreditRevue Service Bureau, which will allow lenders to connect multiple terminals or personal computers to the Company's service bureau system to access CreditRevue. CreditRevue Service Bureau will be targeted to small and medium sized financial institutions seeking to minimize the up-front hardware and software costs of an in-house system. The Company will charge an initial set up fee for CreditRevue Service Bureau and transaction fees for each credit application processed. Additional charges will be assessed for other value-added services, such as reporting. CreditRevue Service Bureau is expected to be available in late 1997.

     The Company is designing a new version of CreditRevue that will allow the software to be configured without extensive coding. The Company believes this will reduce the current implementation time from eight to 10 months to four to six months. The new version will also allow the Company to improve the way its existing products are leveraged to create new applications for other markets. The Company expects that the new version will be completed in the third quarter of 1997.

Credit Connection

     Credit Connection offers connectivity between points of credit origination, such as automobile dealers, and multiple funding sources. Credit Connection allows a dealer to enter a credit application for a consumer loan or lease. The dealer can request one or more credit bureaus which can then be reviewed in several different formats. The dealer can select one or more lending institutions to which the credit application should be sent and can specify criteria which determines how the application is to be sequenced and automatically forwarded to secondary sources (e.g., if the first lending institution does not respond within 10 minutes). The dealer can then view the credit decisions online. When the lending institution supports automated funding, the dealer can have the funds for the loan transferred to the dealer's bank account without having to wait for the actual contract to arrive at the funding source. Credit Connection provides several other features to dealerships, including online vehicle valuation guides and funding source news. For the funding source, Credit Connection provides a single interface to communicate with any number and type of credit originators.

     The following diagram illustrates the architecture of Credit Connection:

                              [CONNECTION CHART]


    Key features of Credit Connection include the following:



       - Supports instantaneous transmission of credit applications from the dealer to funding sources during normal or off hours, and immediate online response to the dealer once the credit decision is made



       - Allows for application data to be entered into the system only once and routed to the appropriate funding sources as directed by the dealer



       -  Automates application tracking and manages workflow



       - Includes sophisticated credit analysis tools to aid a dealer in reviewing consumer credit quality



       -  Expedites online funding provided by the lender to the dealer



       -  Integrates vehicle valuation guides and other third-party services



       - Provides online news facility, allowing lenders to publish information regarding rates, sales promotions and other pertinent data


     The Company is also marketing Credit Connection LenderLink, which facilitates the electronic transfer of credit applications and decisions between lending institutions through the Credit Connection network. Using Credit Connection LenderLink, a prime lender can automatically forward credit applications which it has declined to a sub-prime lender. The sub-prime lender can return a decision electronically to the prime lender, which then communicates the decision to the credit originator. Credit Connection LenderLink benefits all three parties, the credit originator, the prime lender and the sub-prime lender. The credit originator gets a higher rate of approvals since applications declined by the prime lender have additional opportunities to be approved. The prime lender gets a referral fee from the sub-prime lender, and the sub-prime lender gets a source for additional customers.

     In addition, the Company is developing the following Credit Connection products and services:

          Credit Connection for Windows is a graphical, client/server version of the dealer software that connects to the Credit Connection host using the Internet or a private network. This new software reduces communication costs and provides easier deployment, an improved user interface and additional functionality. The Company expects that Credit Connection for Windows will become commercially available in the second quarter of 1997.

          Credit Connection Online will allow consumers to use the World Wide Web to apply for loans and receive online decisions from lenders subscribing to Credit Connection. Consumers can enter applications at the Company's Web site, a subscribing lender's Web site or a third-party remarketer's Web site. Credit Connection Online will be used initially to originate automobile loans from ADP's AutoConnect(TM) Web site and forward those loans to NationsBank through Credit Connection. The Company expects to release this service in the second quarter of 1997.

STRATEGIC ALLIANCE WITH ADP


     In November 1996, the Company entered into an agreement to form a strategic alliance with the Dealer Services Group of ADP. This division of ADP is one of the largest providers of computing and consulting services for automobile and truck dealers worldwide. Under the terms of the agreement, the Company and ADP will work to integrate Credit Connection with ADP's automated dealership management and operations systems. ADP will cooperate with the Company to remarket Credit Connection to ADP's automobile dealer customers, and will provide direct sales efforts to remarket Credit Connection as well as installation, training and customer support services to its dealers. In exchange for its services, ADP will be entitled to a percentage of the net revenues from transactions generated by ADP's dealers. ADP has also proposed to promote Credit Connection Online through its AutoConnect(TM) Web site. In addition, pursuant to the agreement, ADP will have the right to name one Director to the Company's Board of Directors. The agreement may be terminated by either party without penalty.


PRODUCT DEVELOPMENT

     Since its inception, the Company has made substantial investments in product development and has a dedicated product development organization which periodically releases new products and enhancements to existing products. The Company believes that its future performance will depend in large part on the Company's ability to enhance its current products and services and to develop new products on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards, as well as address the increasingly sophisticated needs of the Company's customers. The Company plans to introduce and market several new products and services and enhancements to its existing products and services in 1997, including a new version of CreditRevue, CreditRevue Service Bureau, Credit Connection for Windows and Credit Connection Online. See "Business -- Products and Services." While the Company anticipates that certain new products and services will be developed internally, the Company may, based on timing and cost considerations, acquire or license technology or software from third parties when appropriate.

     There can be no assurance that the Company will be successful in developing and marketing new products or services that respond to technological change, evolving industry standards and changing customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or services, or that its new products or services will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. Failure of the Company to develop and introduce, for technological or other reasons, new products and services in a timely and cost-effective manner could have a material adverse effect on the Company's business, results of operations and financial condition.

     Software products and services as sophisticated as those offered by the Company often encounter development delays and may contain defects or failures when introduced or when new versions are released. The Company has in the past and may in the future experience delays in the development of software and has discovered, and may in the future discover, software defects in certain of its products. Such delays and defects may result in lost revenues during the time corrective measures are being taken. Although the Company has not experienced material adverse effects resulting from any such defects to date, there can be no assurance that, despite testing by the Company, errors will not be found in its existing software in future releases or enhancements, or that the Company will not experience development delays, resulting in delays in the commercial release of new products or services, the loss of market share or the failure to achieve market acceptance, each of which could have a material adverse effect on the Company's business, results of operations or financial condition.

     As of September 30, 1996, the Company's product development staff consisted of nine employees. The Company anticipates that it will continue to commit resources to product development in the future.

CUSTOMER SERVICE AND SUPPORT

     The Company believes that its success is dependent in part upon its ability to provide customers with responsive, prompt and efficient support and training. Each customer has a maintenance agreement, which is typically coterminous with the license agreement, providing for service, support and product enhancements. The Company offers its clients a wide range of support services to assist its customers in deriving the most effective use of the Company's products and services, including technical support, formalized training and a user hotline. The Company's services also include implementation planning and assistance, software installation, software operations training and software maintenance.

     As of September 30, 1996, the Company's dedicated customer service and support team included nine employees. CMSI's support personnel are available to its customers 24 hours a day, seven days a week through a hotline. The Company tracks each customer's service history to identify trends or problem areas and to recommend solution strategies. Most customer support questions are answered during the initial call. The Company can access a customer's system through a modem to diagnose the situation and implement corrective measures, if necessary. The Company also makes on-site visits for emergency or serious problem situations.

     The Company believes that its customers typically base their decisions to purchase the Company's products and services partly on the support and maintenance offered with such products and services. The Company intends to continue to strengthen its support team and reputation by adding professional personnel with significant experience in the financial services and software industries.

SALES AND MARKETING

     The Company sells its CreditRevue products through a direct sales organization. The sales cycle begins with the generation of a sales lead or the receipt of a request for proposals from a prospective customer. While the sales cycle varies substantially from customer to customer, it typically requires six to eight months.

     The Company's sales and marketing organization consists of seven employees based at the Company's corporate headquarters in Columbia, Maryland. To support its sales force, the Company conducts comprehensive marketing programs, which include direct mail, public relations, seminars, trade shows and ongoing customer communications programs. The Company also sponsors an annual users' group meeting for its CreditRevue customers.

     The sales effort for Credit Connection comprises both direct and indirect marketing activities. Direct sales efforts are concentrated on selling the service to financial institutions, automobile superstores and finance and insurance systems providers. Direct sales efforts are supported by participation in both financial and automotive trade shows and conferences, financial press relations and targeted mailings. The Company also supports the indirect sales efforts of the sales organizations of certain financial institutions which have well-established relationships with many of the automobile dealerships in the United States. The Company supports its indirect sales channels through a variety of marketing communications efforts including the development of brochures and direct mail pieces, production of sales videos, participation in trade shows and conferences, support for bank dealer focus groups, advertising, press relations and seminar support.


     Through its strategic alliance with ADP, ADP will remarket Credit Connection to ADP's customer base of automobile and truck dealers and to new customers developed jointly by ADP and CMSI. While the Company has also initiated discussions with other dealer system vendors and intends to establish relationships with such vendors to expand the market presence of Credit Connection, the Company has taken no material steps to establish such relationships. See "-- Strategic Alliance with ADP."


BACKLOG

     At September 30, 1996, the Company had entered into contracts for its services for which $5.4 million of revenues will be recognized in future periods. At September 30, 1995, this comparable amount was $7.0 million.

COMPETITION

     The credit processing software and services industry is intensely competitive and rapidly changing. The Company believes its ability to compete depends upon many factors within and outside its control, including the timing and market acceptance of new products and services and enhancements developed by the Company and its competitors, including (i) application software companies,
(ii) management information systems departments of potential customers, (iii) third-party professional services organizations, and (iv) computer services outsourcing providers which offer service bureau-based credit processing solutions. Competitors for CreditRevue include American Management Systems, Inc., Appro Systems, Inc., CFI ProServices, Inc., Fair, Isaac and Company, Inc. and Affinity Technology Group, Inc. Competitors for Credit Connection include The Reynolds & Reynolds Company and IBM, which has recently announced a system for processing automobile loans over the Internet in conjunction with The Chase Manhattan Bank. Many of the Company's competitors are substantially larger than the Company and have significantly greater financial, technical and marketing resources and established, extensive direct and indirect channels of distribution. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products and services than the Company.

     As is typical in the software industry, many actual or potential customers of the Company may become competitors by developing competitive technology internally. Due to the relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies as the credit processing software market continues to develop and expand. The Company also expects that competition will increase as a result of software industry consolidations. The Company anticipates that its competitors may develop or acquire products or services that provide functionality that is similar to that produced by the Company's products and services, and that such products and services may be offered at a significantly lower price or bundled with other products and services. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

     Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Competition; Future Price Erosion."

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     The Company's success is heavily dependent upon its proprietary technology. The Company regards its software products and services as proprietary, and relies primarily on a combination of contract, copyright and trademark law, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights. The Company has no patents on its products currently in commercial use, and existing trade secrets and copyright laws afford only limited protection. The Company has applied for a United States patent on portions of Credit Connection. There can be no assurance that a patent will be granted pursuant to the Company's application or that, if granted, such patent would survive a legal challenge to its validity or provide adequate protection. Furthermore, there can be no assurance that others will not design around any patents issued to the Company.


     It is the Company's policy to enter into confidentiality and assignment agreements with its employees. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use the Company's products or technology without authorization, to obtain and use information that the Company regards as proprietary, or to develop similar or superior products or technology independently. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem, particularly in international markets and as a result of the growing use of the Internet. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company has in the past and may in the future make source code for one or more of its products available to certain of its customers and strategic partners which may increase the likelihood of misappropriation or other misuse of the Company's software. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.


     The Company has obtained a perpetual worldwide license for the use of the registered trademark Credit Connection. "CreditRevue" and "INCredit" are registered trademarks of the Company. "Cross Sell," "CreditRevue Service Bureau," "CreditRevue Data Server," "Credit Connection for Windows," "Credit Connection Online," "Credit Connection LenderLink" and the Company logo are trademarks of the Company. The Company is not aware that any of its products, services, trademarks or other proprietary rights infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products or services. As the number of software products and services in the industry increases and the functionality of these products and services further overlaps, the Company believes that software developers may become increasingly subject to infringement claims. Furthermore, there can be no assurance that former employers of the Company's present and future employees will not assert claims that such employees have improperly disclosed confidential or proprietary information to the Company. Any such claims, with or without merit, can be time consuming and expensive to defend, cause product and service delays, or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Dependence on Proprietary Rights; Risks of Infringement."

GOVERNMENT REGULATION

     The Company's current and prospective customers, which consist of state and federally chartered banks, saving and loan associations, credit unions, consumer finance companies and other consumer lenders, as well as customers in the industries that the Company may target in the future, operate in markets that are subject to extensive and complex federal and state regulations. While the Company is not itself directly subject to such regulations, the Company's products and services must be designed to work within the extensive and evolving regulatory constraints in which its customers operate. These constraints include federal and state truth-in-lending disclosure rules, state usury laws, the Equal Credit Opportunity Act, the Fair Credit

Reporting Act and the Community Reinvestment Act. Furthermore, some consumer groups have expressed concern regarding the privacy and security of automated credit processing, the use of automated credit scoring tools in credit underwriting, and whether electronic lending is a desirable technological development in light of the current level of consumer debt. The failure by the Company's products and services to support customers' compliance with current regulations and to address changes in customers' regulatory environment, or to adapt to such changes in an efficient and cost-effective manner, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Government Regulation and Uncertainties of Future Regulation."

EMPLOYEES

     As of September 30, 1996, the Company had 133 full time employees, including nine in product development, 100 in technical operations, nine in sales and marketing and 15 in finance and administration. The Company's employees are not covered by any collective bargaining agreements. The Company believes that its relations with its employees are good.

FACILITIES

     The Company's principal executive offices are located in Columbia, Maryland in a leased facility consisting of approximately 34,600 square feet of office space under several leases that expire in 1998, subject to five and six year renewal options, respectively. The Company has a right of first refusal on additional office space in the same building. The Company believes that its existing facilities are adequate to meet its current needs and that suitable additional space will be available in the future, if necessary, on commercially reasonable terms.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:


                   NAME                       AGE        POSITION WITH THE COMPANY
------------------------------------------    ---     --------------------------------
James R. DeFrancesco......................    48      President, Chief Executive
                                                      Officer and Chairman of the
                                                      Board of Directors
Scott L. Freiman..........................    34      Executive Vice President and
                                                      Director
James C. Alsobrook, Jr. ..................    41      Senior Vice President, Credit
                                                      Connection
Miles H. Grody............................    40      Senior Vice President,
                                                      Secretary, General Counsel and
                                                      Director
Charles F. Riordan........................    41      Senior Vice President, Software
                                                      Sales
Robert P. Vollono.........................    48      Senior Vice President,
                                                      Treasurer, Chief Financial
                                                      Officer and Director
Nancy L. Weil.............................    52      Senior Vice President, Marketing
Stephen X. Graham.........................    43      Director
John J. McDonnell, Jr. ...................    58      Director
Peter M. Leger............................    45      Director


     James R. DeFrancesco, co-founder of the Company, has served as the Company's President, Chief Executive Officer and Chairman of the Board of Directors since 1987. From 1987 to 1992, Mr. DeFrancesco served as President of Perpetual Leasing Services, Inc., the automobile leasing subsidiary of Perpetual Savings Bank, FSB to which American Financial Corporation was sold. From 1976 to 1987, Mr. DeFrancesco founded and served as President and Chief Executive Officer of American Financial Corporation, an automobile finance/leasing company.

     Scott L. Freiman, co-founder of the Company, has served as the Company's Executive Vice President and a Director since 1987. From 1985 to 1987, Mr. Freiman served as Technology Director of American Financial Corporation, an automobile finance/leasing company, where he worked with Mr. DeFrancesco to develop the Company's credit origination software. Prior to 1985, Mr. Freiman served as a development engineer for IBM and AT&T Bell Laboratories.

     James C. Alsobrook, Jr. has served as the Company's Senior Vice President, Credit Connection since December 1994. From April 1994 to November 1994, Mr. Alsobrook served as Director of Sales and Marketing of ILC Holding Corp., a computer software company. From 1984 to February 1994, Mr. Alsobrook served in several officer capacities for Disc Incorporated, a computer software company, including Vice President North American Sales, Vice President Banking Sales and Regional Manager, ACCESS Products Group. From 1979 to 1984, Mr. Alsobrook served as Senior Account Manager for NCR Corporation, Data Processing Center Division.

     Miles H. Grody has served as the Company's Senior Vice President and General Counsel since June 1995, and as the Company's Secretary and a Director since October 1996. From January 1993 to June 1995, Mr. Grody served as Chief Operating Officer of Tomahawk II, Inc., a document imaging and conversion services company. From January 1992 to January 1993, Mr. Grody was a partner in the law firm of Rowan & Grody, P.C. From 1988 to January 1992, Mr. Grody served as Corporate Counsel for Perot Systems Corporation.

     Charles F. Riordan has served as the Company's Senior Vice President, Software Sales since February 1989. From 1985 to February 1989, Mr. Riordan served as Vice President, Sales Representative for MTech Corp/Electronic Data System.

     Robert P. Vollono has served as the Company's Senior Vice President and Chief Financial Officer since April 1995 and as the Company's Treasurer and a Director since October 1996. From 1988 to April 1995,

Mr. Vollono served as Vice President and Chief Financial Officer of Carey International, Inc. a transportation services company. From 1986 to 1988, Mr. Vollono served as Vice President and Chief Financial Officer of Commercial Office Environments, Inc.

     Nancy Weil has served as the Company's Senior Vice President, Marketing since February 1994. From 1984 to February 1994, Ms. Weil served as Manager, Product Marketing for Intelus Corp., a systems integration company. From 1981 to 1984, Ms. Weil served as Manager, Product Marketing Communications for the Manufacturing Division of Martin Marietta Data Systems.

     Stephen X. Graham has served as a Director since October 1996. Since 1988, he has been the President and Chief Executive Officer of Graham, Hamilton & Dwyer, Inc., a private investment banking firm. From 1982 to 1988, Mr. Graham was a Vice President of Kidder, Peabody & Co.

     John J. McDonnell, Jr. has served as a Director since November 1996. Mr. McDonnell has served as President, Chief Executive Officer and a director of Transaction Network Systems, Inc., a nationwide communications network company specializing in transaction-oriented data services, since founding Transaction Network Systems, Inc. in 1990. From 1987 to 1989, Mr. McDonnell served as President and Chief Executive Officer of Digital Radio Networks, Inc., a local access bypass carrier for point-of-sale transactions. Mr. McDonnell has previously served as Group Vice President for the Information Technologies and Telecommunications Group of the Electronic Industries Association (EIA); Vice President, International Operations and Vice President, Sales, for Tymnet, Inc. with responsibility for both private network sales and public network services; and Director of Technology and Telecommunications for the National Commission on Electronic Funds Transfer. Mr. McDonnell was one of the founding members and is currently Chairman of the Executive Committee of the Board of Directors of the Electronics Funds Transfer Association.


     Peter M. Leger has served as a Director since December 1996. Since March 1992, Mr. Leger has served in various capacities with ADP, currently as President of ADP's Dealer Service Group. Prior to joining ADP, Mr. Leger served in various capacities with Reuters Limited PLC, a worldwide information provider and systems integrator in computer solutions and services for the banking and brokerage community, most recently as President of Reuters Systems Integration Division. Mr. Leger was elected to the Board of Directors pursuant to the terms of an agreement between the Company and ADP. See "Business -- Strategic Alliance with ADP."



     Each executive officer serves at the discretion of the Board of Directors. Each of the Company's executive officers and employee Directors devotes substantially all of his or her time to the affairs of the Company. The Company's Bylaws permit the Board of Directors to establish by resolution the authorized number of Directors, and the Company currently has seven Directors authorized. There are no family relationships among any of the Directors or executive officers of the Company.


     At present, all Directors are elected annually and serve until the next annual meeting of the stockholders or until the election and qualification of their successors. Prior to the consummation of the Offering, the Company will be reincorporated in Delaware and the Certificate of Incorporation will provide that the Board of Directors will be divided into three classes with each class of Directors serving for a staggered three-year term. Thereafter, at each annual meeting of stockholders, Directors will be re-elected or elected for a full term of three years to succeed those Directors whose terms are expiring. See "Description of Capital Stock -- Delaware Law and Certain Charter and Bylaw Provisions."

COMMITTEES OF THE BOARD OF DIRECTORS

     Prior to the consummation of the Offering, the Board of Directors intends to appoint a Compensation Committee and an Audit Committee. The Compensation Committee will be responsible for recommending to the Board of Directors the Company's executive compensation policies for senior officers. The Audit Committee will be responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter, and performing such other duties as the Board of Directors may from time to time prescribe.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, the Company did not have a Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning executive officer compensation for 1995 were made by the Board of Directors of the Company, consisting of Messrs. DeFrancesco and Freiman, each of whom was and continues to be an executive officer of the Company. Prior to the consummation of this Offering, the Board of Directors of the Company intends to establish a Compensation Committee to address compensation issues relating to executive officers of the Company. See "-- Committees of the Board of Directors."

DIRECTOR COMPENSATION

     Directors are not currently compensated by the Company for service as Directors other than reimbursement for ordinary and necessary travel expenses related to such Director's attendance at Board of Directors and committee meetings. In the future, the Company intends to pay each nonemployee Director a $2,000 fee for each meeting of the Board of Directors or any committee thereof attended. In addition, such nonemployee Directors shall be granted a non-qualified stock option to purchase 15,000 shares of Common Stock pursuant to the Company's Stock Option Plan. Such options will vest ratably over a three year period commencing on the date of grant .

EXECUTIVE COMPENSATION

     The following table summarizes all the compensation paid by the Company during the fiscal year ended December 31, 1995 to the Company's Chief Executive Officer and the two other most highly compensated executive officers (collectively, the "Named Executive Officers") whose salary and bonus for services rendered in all capacities to the Company exceeded $100,000 during such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                          ANNUAL
                                                                       COMPENSATION
                                                             FISCAL    ------------       ALL OTHER
               NAME AND PRINCIPAL POSITION                    YEAR        SALARY        COMPENSATION
----------------------------------------------------------   ------    ------------    ---------------
James R. DeFrancesco......................................    1995       $186,750          $45,741(1)
  President, Chief Executive
  Officer and Chairman of the Board
Scott L. Freiman..........................................    1995       $187,300          $32,396(2)
  Executive Vice President
  and Director
Charles F. Riordan........................................    1995       $157,376          $ 4,800(3)
  Senior Vice President, Software Sales

---------------

(1) Includes $35,000 distributed by the Company to Mr. DeFrancesco to fund the payment of federal and state taxes owed by Mr. DeFrancesco by virtue of the Company's status as a Subchapter S Corporation for federal and state income tax purposes, $5,941 for premiums on health insurance for Mr. DeFrancesco's benefit, and an automobile allowance of $4,800.

(2) Includes $17,500 distributed by the Company to Mr. Freiman to fund the payment of federal and state taxes owed by Mr. Freiman by virtue of the Company's status as a Subchapter S Corporation for federal and state income tax purposes, $10,096 for premiums on health insurance for Mr. Freiman's benefit, and an automobile allowance of $4,800.

(3) Consists of an automobile allowance of $4,800.

     During 1995, no options or stock appreciation rights were granted to the Named Executive Officers. In addition, the Named Executive Officers have not exercised any options to date. For a discussion of options granted to the Named Executive Officers, see "-- Stock Option Plan."

STOCK OPTION PLAN

     In June 1996, the Company's Board of Directors and stockholders adopted a Non-Qualified Stock Option Plan (the "Stock Option Plan"). The Company has reserved for issuance 2,750,000 shares of Common Stock pursuant to the terms and conditions of the Stock Option Plan (the "Options"). The purpose of the Stock Option Plan is to provide incentives to Directors and employees through the opportunity to acquire an ownership interest in the Company. The Stock Option Plan has a term of 10 years, subject to early termination by the Board of Directors. If Options should expire, become unexercisable or be forfeited for any reason without having been exercised or having become vested in full, the shares of Common Stock subject to such Options would be available for the grant of additional Options under the Stock Option Plan.

     The Stock Option Plan is being administered by a committee of at least two Directors of the Company (the "Option Committee") which has the authority to determine to whom Options are granted, the number of shares to be subject to such Options, and the terms and conditions of such Options. The Option Committee consists of Messrs. DeFrancesco and Freiman.

     It is intended that Options granted under the Stock Option Plan will not qualify for favorable tax treatment to recipients pursuant to Section 422 of the Code.

     In the case of non-qualified stock options, no income is generally recognized by the optionee at the time of the grant of the option. Under present law, the optionee will generally recognize ordinary income at the time the nonqualified stock option is exercised equal to the aggregate fair market value of the shares acquired less the option price. Ordinarily income from a non-qualified stock option will constitute compensation for which reporting or withholding is required under federal and state law. The Company will generally be entitled to a deduction equal to the ordinary income (i.e., compensation) portion of the gain recognized by the optionee in connection with the exercise of a non-qualified stock option provided the Company complies with any reporting or withholding requirements of federal and state law.

     The exercise price for any particular Option may not be less than 100% of the fair market value of a share of Common Stock on the date of the grant. The Stock Option Plan permits the Option Committee to impose transfer restrictions, such as a right of first refusal, on the Common Stock that optionees may purchase. No Option shall be exercisable after the expiration of 10 years from the date it is granted. An otherwise unexpired Option shall, unless otherwise determined by the Option Committee, cease to be exercisable upon (i) an employee's or Director's termination of employment or directorship for "just cause" (as defined in the Stock Option Plan), (ii) the date three months after an employee terminates service for a reason other than just cause, death or disability, (iii) the date two years after an employee terminates service due to disability, or (iv) the date two years after termination of such service due to the employee's death. Options granted to Directors or employees at the time of the implementation of the Stock Option Plan are expected to become exercisable at the rate the Option Committee may provide. No Option is assignable or transferable except by will or the laws of descent and distribution, or pursuant to the terms of a "qualified domestic relations order" (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder).

     The Company will receive no monetary consideration for the granting of Options under the Stock Option Plan, and will receive no monetary consideration other than the Option exercise price for each share issued to optionees upon the exercise of Options. The Option exercise price may be paid in cash or Common Stock or a combination of cash and Common Stock or by promissory note. The exercise of Options will be subject to such terms and conditions established by the Option Committee as are set forth in a written agreement between the Option Committee and the optionee. In June 1996, the Option Committee granted stock options under the Stock Option Plan to purchase an aggregate of 2,362,540 shares of Common Stock to certain of the Company's executive officers, including Messrs. Alsobrook, Grody, Riordan and Vollono and Ms. Weil, and to certain employees (the "June Options"). Of the June Options, 332,640 options vest at the rate of 10% at the time of grant, 20% on each of the first, second, third and fourth anniversaries of December 15, 1996, and 10% on the fifth anniversary of December 15, 1996. The remaining June Options vest at the rate of 30% at the time of grant, 20% on each of the first and second anniversaries of December 15, 1996 and 10% on each of the third, fourth and fifth anniversaries of December 15, 1996. The June Options have an exercise price of $5.00 per share. In October and November 1996, the Option Committee granted 185,260 stock options under the Stock

Option Plan (the "Autumn Options"). The Autumn Options have an exercise price of $9.60 per share and vest at a rate of 10% at the time of grant, 20% on each of the second, third and fourth anniversaries of December 15, 1996 and 10% on the fifth anniversary of December 15, 1996.

LONG-TERM INCENTIVE PLAN

     In November 1996, the Company's Board of Directors and stockholders approved the 1996 Long-Term Incentive Plan (the "LTIP" or "Plan"). 750,000 shares of the Company's Common Stock are authorized for issuance under the LTIP. No awards will be made under the LTIP prior to completion of this Offering. The LTIP was adopted to promote and advance the interests of the Company and its stockholders by providing a means by which key employees of the Company and its subsidiaries could be given an opportunity to acquire stock in the Company and other incentive-based awards, to assist in attracting and retaining the services of employees holding key positions, and to provide incentives for such key employees to exert maximum efforts toward results that are in the best interest of all stockholders.

     The LTIP provides for the grant of incentive stock options intended to qualify within the meaning of Section 422 of the Code. However, if an option granted pursuant to the Plan fails to qualify as an incentive stock option for any reason, it will be treated as a nonqualified stock option. The LTIP will be administered by the Compensation Committee of the Board of Directors and options granted thereunder are subject to final ratification of the full Board of Directors of the Company. The Compensation Committee shall be composed solely of individuals who are "outside directors" within the meaning of Section 162(m)(4)(C) of the Code and "disinterested persons" for securities law purposes.

     Incentive stock options may be granted under the LTIP only to key employees (including Directors if they are also key employees) of the Company and its subsidiaries. Such persons similarly are eligible to receive stock appreciation rights, restricted awards, performance awards and other awards under the LTIP. No option may be granted under the LTIP to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any subsidiary of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant. For incentive stock options granted under the LTIP, the aggregate fair market value, determined at the time of the grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its subsidiaries) may not exceed $100,000. As a result of enactment of Section 162(m) of the Code, and to give the Compensation Committee flexibility in structuring awards, the LTIP states that in the case of stock options and stock appreciation rights, no person may receive in any year a stock option to purchase more than 100,000 shares or a stock appreciation right measured by more than 100,000 shares.

     The following is a description of the types of grants and awards and the permissible terms under the LTIP. Individual option grants and share awards may be more restrictive as to any or all of the permissible terms described below.

          Stock options may be granted as incentive options, but any option that fails to qualify as an incentive option will not be invalidated thereby, but rather will be treated as a nonstatutory (nonqualified) option.

          Stock appreciation rights ("SARs") may be granted specifying a period of time for which increases in share price shall be measured, with the grantee eligible to receive stock or cash at the end of such period based upon increases in such share price.

          Restricted awards may be granted specifying a period of time (the "Restriction Period") applicable to such award, which shall be not less than three (3) years, but may be more than that and may vary at the discretion of the Compensation Committee. Common Stock awarded pursuant to a restricted stock award shall entitle the holder to enjoy all the stockholder rights during the restriction period except that certain limitations with respect to dividends and to disposition of such stock shall prevail. Other restricted awards may be paid out in cash upon expiration of the Restriction Period.

          Performance awards may be granted specifying a number of performance shares or a monetary amount to be credited to an account on behalf of the recipient. Such awards may be subject to both time and Company performance objectives that are specified at the time of such award at the discretion of the Compensation Committee.

     Other awards may be granted under the Plan that are not in the categories discussed above because the Plan gives the Compensation Committee flexibility in designing compensation programs.

     The exercise price of stock options under the LTIP may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant and in some cases may not be less than 110% of such fair market value. Similarly, stock appreciation rights are based upon the fair market value of a share of Common Stock on the date of the grant compared with the fair market value of a share at the end of the measuring period. The sole basis for compensation under such awards is an increase in the stock's fair market value.

     Restricted stock awards are payable in stock upon satisfaction of the restrictions imposed with respect to the award. The Compensation Committee has the discretion to pay other awards in cash, in shares of Common Stock or a combination of both.

     The Plan is structured so that the Compensation Committee may make awards that qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, as such section was enacted in 1993. However, the Plan is flexible so that the Compensation Committee also has the discretion to make awards that are not described in that section. Section 162(m) provides a limit of $1,000,000 on deductions for compensation paid to certain corporate executives on a year-by-year basis. However, "performance-based compensation" is excluded from that limitation. Whether any particular award under the Plan will qualify as "performance-based compensation" will depend upon the terms of the award and compliance with certain other procedural requirements under Section 162(m). The Compensation Committee will take into account the overall tax and business objectives of the Company in structuring awards under the Plan.

     Not every amount paid as compensation for services is currently deductible. For example, depending upon the services rendered, some compensation payments must be capitalized or added to inventory costs. Two restrictions potentially applicable to deductions for executive compensation payments are the restriction on deduction of so-called "excess parachute payments" and the deduction limit of $1,000,000 per year for certain executive compensation. Whether any such restrictions will apply to specific payments of compensation by the Company cannot be predicted at this time.

     The maximum term of the LTIP is ten (10) years, except that the Board may terminate the Plan earlier. The Board may amend the LTIP at any time and from time to time without stockholder approval, except that such amendment may not, without stockholder approval, (a) increase the number of shares authorized for issuance under the LTIP except as a result of an adjustment through merger, consolidation, stock split or otherwise, or (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) materially increase the benefits accruing to participants under the Plan.

EMPLOYEE STOCK PURCHASE PLAN

     In November 1996, the Company's Board of Directors and stockholders approved an Employee Stock Purchase Plan (the "ESP Plan"). The Company has reserved for issuance 250,000 shares of Common Stock pursuant to the terms and conditions of the ESP Plan. The purpose of the ESP Plan is to provide eligible employees with the opportunity to acquire a proprietary interest in the Company through a payroll-deduction based plan.

     Any employee of the Company, or any subsidiary, who is expected to render more than 20 hours of service per week for more than five months may elect to participate in the ESP Plan after he or she has completed 90 days of service. Employees can elect to deduct up to a maximum of fifteen percent (15%) of their earnings to be used to purchase shares of the Company's Common Stock. Purchases will be made on a quarterly basis on the last business day of each quarter, and the purchase price will be equal to eighty-five percent (85%) of the lower of (a) the fair market value per share of the Company's Common Stock on the first day of the quarterly purchase period or (b) the fair market value per share on the purchase date. The purchase price will be paid directly to the Company in exchange for the issuance of shares under the ESP Plan.

     The ESP Plan is administered by a committee of at least two Directors of the Company who have full authority to adopt rules and regulations and to administer the ESP Plan. The ESP Plan will continue in effect for a term of 10 years unless terminated earlier in accordance with its provisions.

401(K) PLAN

     The Company participates in a tax-qualified employee savings and retirement plan (the "401(k) Plan") which covers all of the Company's employees with six months of service. Pursuant to the 401(k) Plan, employees may elect to contribute to the 401(k) Plan up to 15% of their current compensation, subject to statutorily prescribed limitations. The 401(k) Plan also permits the Company to provide a 20% matching contribution, up to the first $1,000 contributed by such employees, subject to statutory limitations. The 401(k) Plan is intended to qualify under Section 401(k) of the Code, so that contributions by employees or by the Company and the income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. All employee contributions to the 401(k) Plan are fully vested at all times and Company contributions, if any, vest ratably over a six year period based on the participant's years of service. Benefits under the 401(k) Plan are paid upon a participant's retirement, death, disability or termination of employment and are based upon the amount of participant contributions and vested employer contributions, as adjusted for gains, losses and earnings.

                              CERTAIN TRANSACTIONS

     On December 31, 1995, the Company borrowed $214,498 from James R. DeFrancesco, the Company's President and Chief Executive Officer, pursuant to a demand promissory note due on or after October 1, 1997. Interest on the note accrues at the rate of 7% per annum. The Company believes that the interest rate payable to Mr. DeFrancesco is comparable to the rate the Company would have otherwise paid on comparable indebtedness from unaffiliated parties.

     Mr. DeFrancesco owns 50% of the outstanding stock of Business Liner, Inc., a company which leases an airplane to the Company for business travel. The Company pays an hourly fee for its use of the airplane and a portion of the monthly cost of maintaining the airplane. The Company believes that the amounts paid for the lease of the airplane are comparable to the amounts the Company would have otherwise paid for comparable services from unaffiliated parties. For the fiscal year ended December 31, 1995, the Company paid Business Liner, Inc. $50,857 under this leasing arrangement.

     Miles H. Grody, the Company's Senior Vice President and General Counsel, performed legal services for the Company prior to his employment in June 1995. The Company believes that the amounts paid to Mr. Grody are comparable to the amounts the Company would have otherwise paid for comparable services from unaffiliated parties. For the fiscal year ended December 31, 1995, fees paid to Mr. Grody did not exceed 5% of his income during that year.

     In August 1996, the Company entered into a settlement agreement and general release with a former officer of the Company. The agreement provides that the Company will pay the former officer his salary for a period of one year. In addition, the agreement requires the Company to pay the former officer $240,000 if a change in control of the Company occurs before January 18, 1997 or $120,000 if a change in control occurs before July 18, 1997. If the Offering is consummated prior to a change in control, the agreement provides that the Company will pay the former officer $240,000 if the Offering is consummated prior to January 18, 1997, or $120,000 if the Offering is consummated prior to July 18, 1997. At the Company's discretion, any payments required to be made to the former officer may be in the form of cash or stock.

     The Company distributed $35,000 and $17,500 to each of Messrs. DeFrancesco and Freiman, respectively, for the payment of federal and state income taxes owed by each of them by virtue of the Company's status as a Subchapter S Corporation in 1995 and $70,000 and $35,000 to each of Messrs. DeFrancesco and Freiman, respectively, for such purposes in 1994.

     The Company expects to enter into a Tax Indemnification Agreement prior to the consummation of the Offering with its Existing Stockholders providing for, among other things, the indemnification of the Company by such stockholders for any federal and state income taxes (including interest) incurred by the Company if for any reason the Company is deemed to be treated as a Subchapter C Corporation during any period for which it reported its earnings to the taxing authorities as a Subchapter S Corporation. The Tax Indemnification Agreement further provides for the cross-indemnification of the Company and of each Existing Stockholder for certain additional taxes (including interest and, in the case of Existing Stockholders, penalties) resulting from the Company's operations during the period in which it was a Subchapter S Corporation.

     For information concerning stock options granted to certain of the Company's executive officers, see "Management -- Stock Option Plan."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, assuming no exercise of the Underwriters' over-allotment option, (i) by each of the Named Executive Officers, (ii) by each of the Company's directors, (iii) by each Selling Stockholder, and (iv) by all current executive officers and directors as a group. Other than as shown in the table, no person beneficially owns 5% or more of the Common Stock.


                                         SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                         OWNED PRIOR TO THE                           OWNED AFTER THE
                                             OFFERING(1)                                OFFERING(1)
                                        ---------------------     SHARES BEING     ---------------------
           BENEFICIAL OWNER              NUMBER       PERCENT       OFFERED         NUMBER       PERCENT
--------------------------------------  ---------     -------     ------------     ---------     -------
NAMED EXECUTIVE OFFICERS AND DIRECTORS
  James R. DeFrancesco................  3,273,400      65.34%         200,000      3,073,400      42.63%
  Scott L. Freiman....................  1,636,700      32.67%         100,000      1,536,700      21.31%
  Charles F. Riordan(2)...............    121,794       2.42%          20,000        101,794       1.39%
  Miles H. Grody(3)...................    121,794       2.42%          20,000        101,794       1.39%
  Robert P. Vollono(4)................    121,794       2.42%          20,000        101,794       1.39%
  Stephen X. Graham...................         --          *               --             --          *
  John J. McDonnell, Jr. .............         --          *               --             --          *
  Peter M. Leger......................         --          *               --             --          *
OTHER SELLING STOCKHOLDERS
  James C. Alsobrook, Jr.(5)..........    121,794       2.42%          20,000        101,794       1.39%
  Nancy L. Weil(6)....................    121,794       2.42%          20,000        101,794       1.39%
All executive officers and Directors
  as a group (10 persons)(7)..........  5,519,070        100%         400,000      5,119,070      66.32%


---------------
*    Less than one percent.

(1) Gives effect to the shares of Common Stock issuable within 60 days of September 30, 1996 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.

(2) Consists of 121,794 shares of Common Stock issuable upon exercise of a stock option.

(3) Consists of 121,794 shares of Common Stock issuable upon exercise of a stock option.

(4) Consists of 121,794 shares of Common Stock issuable upon exercise of a stock option.

(5) Consists of 121,794 shares of Common Stock issuable upon exercise of a stock option.

(6) Consists of 121,794 shares of Common Stock issuable upon exercise of a stock option.

(7) See Notes (2) through (6).

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Upon consummation of this Offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $0.01 per share.

COMMON STOCK

     Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Each holder of Common Stock is entitled to one vote for each share held of record by him or her. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities and there are no redemption provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, without any further vote or action by the Company's stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     Certain provisions in the Certificate of Incorporation and the Bylaws could have the effect of delaying, deferring or preventing changes in control of the Company. Among other things, upon the Company's reincorporation in Delaware prior to the consummation of the Offering, the Certificate of Incorporation will divide the members of the Board of Directors into three different classes of Directors who are elected by holders of the Common Stock and who serve three-year staggered terms, require advance notice of stockholder proposals and nominations of Directors and authorize the issuance of "blank check" Preferred Stock. See "Risk Factors -- Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock.

     Upon completion of this Offering, the Company will have outstanding an aggregate of 7,210,100 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option. Of these shares, the 2,600,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any of such shares which may be purchased by Affiliates.

     The remaining 4,610,100 shares of Common Stock are held by Messrs. DeFrancesco and Freiman and were issued and sold by the Company in reliance on
Section 4(2) of the Securities Act. All such outstanding shares will be subject to the "lock-up" agreements described below on the date of this Prospectus. Upon expiration of lock-up agreements 180 days, 360 days and 540 days after the date of this Prospectus, 1,536,700, 1,536,700 and 1,536,700 shares will become eligible for sale, respectively, subject to the limitations of Rule 144.


     As of November 14, 1996, there were a total of 2,520,440 shares of Common Stock subject to outstanding options, 660,760 of which were exercisable. Of these 660,760 shares, options to purchase 100,000 shares will be exercised immediately prior to the consummation of the Offering and an additional 511,706 shares underlying such options are subject to lock-up agreements.


     In general, under Rule 144 as currently in effect, a person (or person whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) 1% of the number of shares of Common Stock then outstanding (approximately 72,101 shares immediately after this Offering) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is deemed not to have been an Affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this Offering are entitled to sell such shares 90 days after the effective date of this Offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

     The Company intends to file a registration statement on Form S-8 after the effective date of the Offering to register shares of Common Stock reserved for issuance under the Stock Option Plan, thus permitting the resale of such shares by non-affiliates and by Affiliates, subject to contractual restrictions and Rule 144 volume limitations applicable thereto, in the public market without restrictions under the Securities Act. Such registration statement will become effective immediately upon filing.

     All existing stockholders of the Company have agreed that they will not, subject to certain limited exceptions, directly or indirectly, offer, sell or otherwise dispose of a certain number of shares of Common Stock or any securities convertible into or exchangeable or exercisable for any such shares for a period of 180 days, 360 days and 540 days, respectively, from the date of this Prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement between the Company, the Selling Stockholders and the Underwriters (the "Underwriting Agreement"), the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and the Underwriters, for whom Friedman, Billings, Ramsey & Co., Inc. and Unterberg Harris are acting as representatives (collectively, the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite their respective name. Under the Underwriting Agreement, the Underwriters are obligated to purchase all of the 2,600,000 shares of Common Stock offered hereby if any are purchased.

                                                                                NUMBER OF
                                       NAME                                      SHARES
    --------------------------------------------------------------------------  ---------
    Friedman, Billings, Ramsey & Co., Inc.....................................
    Unterberg Harris..........................................................
                                                                                 -------
                                                                                 =======

     The Underwriters have advised the Company and the Selling Stockholders that the Underwriters propose to initially offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $          per share. After the shares of Common Stock have been released for sale to the public, the price to the public and such concessions may be changed.

     The Company has granted the Underwriters an option, exercisable for 30 days after the date on this Prospectus, to purchase up to 390,000 additional shares of Common Stock solely to cover over-allotments, if any, at the initial public offering price, less the underwriting discount and commission, shown on the cover page of this Prospectus.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     The Company, its directors, officers and holders of its Common Stock, and certain holders of options to purchase its Common Stock, have each agreed, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any security convertible into or exercisable for shares of Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives.

     In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act. Each of the Underwriters may be deemed to be an "underwriter" for purposes of the Securities Act in connection with the Offering. The Company will reimburse the Underwriters for their reasonable out-of-pocket expenses, including legal fees and expenses, incurred in connection with the Offering.

     Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiation between the Company, the representatives of the Selling Stockholders and the Underwriters. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. Additionally, consideration will be given to the status of the securities markets, market conditions for new offerings of securities and the prices of similar securities of comparable companies.


     The Company intends to apply to include the Common Stock for quotation in the Nasdaq National Market under the symbol "CMSS." In order to meet one of the requirements for including the Common Stock on the Nasdaq National Market, the Underwriters have undertaken to sell shares of Common Stock to a minimum of 400 beneficial holders. There can be no assurance, however, that the Company will be able to maintain the inclusion of the Common Stock in the Nasdaq National Market or that an active trading market will develop.

     The Company has also engaged Graham, Hamilton & Dwyer, Inc. ("Graham, Hamilton") as its financial advisor in connection with this Offering and other matters. As compensation, the Company has paid to Graham, Hamilton a nonrefundable engagement fee of $50,000 and has agreed to pay Graham, Hamilton a fee of 1% of the net proceeds of this Offering, such fee not to exceed $400,000. The Company has also agreed to indemnify Graham, Hamilton against liabilities resulting from the performance of its duties as financial advisor, except for any liability resulting from Graham, Hamilton's gross negligence or willful misconduct.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Manatt, Phelps & Phillips, LLP, Washington, D.C. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1994, December 31, 1995, and September 30, 1996 and for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1996 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, and the Commission's Regional Offices at 75 Park Place, Room 1288, New York, New York 10017, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement, including all exhibits and schedules, and such reports and other information may also be accessed electronically by means of the Commission's site on the World Wide Web, at http://www.sec.gov.

                CREDIT MANAGEMENT SOLUTIONS, INC. AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors........................................................   F-2
Consolidated Balance Sheets...........................................................   F-3
Consolidated Statements of Operations.................................................   F-4
Consolidated Statements of Stockholders' Deficit......................................   F-5
Consolidated Statements of Cash Flows.................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Credit Management Solutions, Inc.

     We have audited the accompanying consolidated balance sheets of Credit Management Solutions, Inc. and subsidiary as of December 31, 1994 and 1995, and September 30, 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1995 and the nine-month period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Credit Management Solutions, Inc. and subsidiary at December 31, 1994 and 1995 and September 30, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 and the nine-month period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Baltimore, Maryland
October 28, 1996

                       CREDIT MANAGEMENT SOLUTIONS, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                          DECEMBER 31,                                 PRO FORMA
                                                  ----------------------------    SEPTEMBER 30,      SEPTEMBER 30,
                                                      1994            1995            1996                1996
                                                  ------------    ------------    -------------    ------------------
                                                                                                    (UNAUDITED--NOTE
                                                                                                           2)
ASSETS
Current assets:
Cash and cash equivalents......................   $    75,840      $  120,255      $     8,433         $    8,433
Accounts receivable, net of allowance of $0,
  $98,095 and $100,000 in 1994, 1995 and
  September 30, 1996, respectively.............       830,364       1,816,966        2,072,695          2,072,695
Costs and estimated earnings in excess of
  billings on uncompleted contracts............            --         263,365          592,081            592,081
Prepaid expenses and other current assets......         7,634         250,976          738,555            738,555
Deferred income taxes..........................            --              --               --            203,941
                                                  ------------    ------------    -------------    ------------------
        Total current assets...................       913,838       2,451,562        3,411,764          3,615,705
Property and equipment:
Computer equipment and software................       804,318       1,464,421        1,751,439          1,751,439
Office furniture and equipment.................       170,101         360,319          396,098            396,098
Leasehold improvements.........................        23,933          96,504          102,249            102,249
                                                  ------------    ------------    -------------    ------------------
                                                      998,352       1,921,244        2,249,786          2,249,786
Accumulated depreciation and amortization......      (390,662)       (639,465)        (913,098)          (913,098)
                                                  ------------    ------------    -------------    ------------------
                                                      607,690       1,281,779        1,336,688          1,336,688
Software development costs, net of accumulated
  amortization of $0, $0 and $29,930 in 1994,
  1995 and September 30, 1996, respectively....        49,553         268,129          329,234            329,234
Other assets...................................        10,670          33,853          110,913            110,913
                                                  ------------    ------------    -------------    ------------------
        Total assets...........................   $ 1,581,751      $4,035,323      $ 5,188,599         $5,392,540
                                                  ============    ============    ==============   ===================
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable...............................   $   127,048      $1,372,616      $ 1,318,766         $1,393,766
Accrued payroll and related expenses...........       385,066         614,876          665,576            665,576
Billings in excess of costs and estimated
  earnings on uncompleted contracts............       841,537         592,457          884,468            884,468
Deferred revenue...............................       426,674         588,895        1,688,308          1,688,308
Short-term borrowings..........................       130,000         250,000          304,481            304,481
Current portion of long-term debt and capital
  lease obligations............................        77,409         214,612          240,777            240,777
                                                  ------------    ------------    -------------    ------------------
        Total current liabilities..............     1,987,734       3,633,456        5,102,376          5,177,376
Deferred income taxes..........................            --              --               --            334,427
Stockholder loans..............................       206,404         214,498          225,760            225,760
Capital lease obligations, less current
  portion......................................       180,241         397,011          243,385            243,385
Long-term debt, less current portion...........        29,491          11,795               --                 --
Excess of assigned value of identifiable assets
  over cost of an acquired interest, net of
  accumulated amortization of $558,709,
  $863,459 and $1,092,021 in 1994, 1995 and
  September 30, 1996, respectively.............       660,291         355,541          126,979            126,979
Commitments and contingent liabilities.........            --              --          120,000            120,000
                                                  ------------    ------------    -------------    ------------------
Total liabilities..............................     3,064,161       4,612,301        5,818,500          6,227,927
Stockholders' deficit:
    Common stock, $.01 par value; 10,000,000
      shares authorized; 4,910,100 shares
      issued and outstanding at December 31,
      1994, December 31, 1995 and September 30,
      1996, respectively.......................        49,101          49,101           49,101             49,101
    Additional paid-in capital.................            --              --               --           (884,488)
    Accumulated deficit........................    (1,531,511)       (626,079)        (679,002)                --
                                                  ------------    ------------    -------------    ------------------
Total stockholders' deficit....................    (1,482,410)       (576,978)        (629,901)          (835,387)
                                                  ------------    ------------    -------------    ------------------
Total liabilities and stockholders' deficit....   $ 1,581,751      $4,035,323      $ 5,188,599         $5,392,540
                                                  ============    ============    ==============   ===================



   The accompanying notes are an integral part of these financial statements.

                CREDIT MANAGEMENT SOLUTIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                    YEAR ENDED                      NINE MONTHS ENDED
                                                   DECEMBER 31,                       SEPTEMBER 30,
                                      --------------------------------------    --------------------------
                                         1993          1994          1995          1995           1996
                                      ----------    ----------    ----------    -----------    -----------
                                                                                (UNAUDITED)
Revenues:
     License and software
       development fees............   $2,911,539    $2,934,450    $7,207,581    $ 4,778,059    $ 6,453,243
     Maintenance fees..............      375,510       700,861     1,170,447        874,076      1,433,190
     Computer hardware sales.......       81,019       316,145     1,853,424      1,076,724      1,149,052
                                      ----------    ----------    ----------    -----------    -----------
                                       3,368,068     3,951,456    10,231,452      6,728,859      9,035,485
                                      ----------    ----------    ----------    -----------    -----------
Costs and expenses:
     Costs of license and software
       development fees............      785,622     1,482,036     3,559,798      2,186,040      3,519,921
     Cost of maintenance fees......       40,776       151,346       280,176        214,320        324,387
     Cost of computer hardware
       sales.......................       77,979       315,262     1,500,816        842,407        998,876
     Selling, general and
       administrative expenses.....    2,234,816     2,244,031     3,966,265      2,631,749      4,048,248
     Research and development
       costs.......................      131,203       167,152       165,366         91,313        344,326
                                      ----------    ----------    ----------    -----------    -----------
                                       3,270,396     4,359,827     9,472,421      5,965,829      9,235,758
                                      ----------    ----------    ----------    -----------    -----------
Income (loss) from operations......       97,672      (408,371)      759,031        763,030       (200,273)
Other income (expense):
     Interest expense..............      (32,774)      (41,310)     (105,849)       (83,029)       (81,212)
     Amortization of excess of
          assigned value of
          identifiable assets over
          cost of an acquired
          interest.................      253,959       304,750       304,750        228,562        228,562
                                      ----------    ----------    ----------    -----------    -----------
                                         221,185       263,440       198,901        145,533        147,350
                                      ----------    ----------    ----------    -----------    -----------
Net income (loss)..................   $  318,857    $ (144,931)   $  957,932    $   908,563    $   (52,923)
                                      ==========    ==========    ==========    ===========    ===========
Pro forma data (unaudited -- Note
  2):
     Historical income (loss)......                               $  957,932                   $   (52,923)
     Pro forma income tax expense
       (benefit)...................                                  220,618                       (97,928)
                                                                  ----------                   -----------
     Pro forma net income..........                               $  737,314                   $    45,005
                                                                  ==========                   ===========
     Pro forma net income per
       share.......................                               $     0.12                   $      0.01
                                                                  ==========                   ===========

   The accompanying notes are an integral part of these financial statements.

                CREDIT MANAGEMENT SOLUTIONS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                       COMMON STOCK
                                                   --------------------
                                                    NUMBER                 ACCUMULATED
                                                   OF SHARES    AMOUNT       DEFICIT         TOTAL
                                                   ---------    -------    -----------    -----------
Balance at January 1, 1993......................   4,910,100    $49,101    $(1,600,437)   $(1,551,336)
     Net income for 1993........................          --         --        318,857        318,857
                                                   ---------    -------    -----------    -----------
Balance at December 31, 1993....................   4,910,100     49,101     (1,281,580)    (1,232,479)
     Net loss for 1994..........................          --         --       (144,931)      (144,931)
     Distributions to stockholders..............          --         --       (105,000)      (105,000)
                                                   ---------    -------    -----------    -----------
Balance at December 31, 1994....................   4,910,100     49,101     (1,531,511)    (1,482,410)
     Net income for 1995........................          --         --        957,932        957,932
     Distributions to stockholders..............          --         --        (52,500)       (52,500)
                                                   ---------    -------    -----------    -----------
Balance at December 31, 1995....................   4,910,100     49,101       (626,079)      (576,978)
     Net loss for the nine months ended
       September 30, 1996.......................          --         --        (52,923)       (52,923)
                                                   ---------    -------    -----------    -----------
Balance at September 30, 1996...................   4,910,100    $49,101    $  (679,002)   $  (629,901)
                                                   =========    =======    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                CREDIT MANAGEMENT SOLUTIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED                     NINE MONTHS ENDED
                                                    DECEMBER 31,                      SEPTEMBER 30,
                                        ------------------------------------    --------------------------
                                          1993         1994          1995          1995           1996
                                        ---------    ---------    ----------    -----------    -----------
                                                                                (UNAUDITED)
Operating activities:
Net income (loss)....................   $ 318,857    $(144,931)   $  957,932     $  908,563     $  (52,923)
Adjustments:
  Depreciation.......................      66,882      136,847       265,772        198,632        273,634
  Amortization of excess of assigned
     value of identifiable assets
     over cost of an acquired
     interest........................    (253,959)    (304,750)     (304,750)      (228,562)      (228,562)
  Amortization of software
     development costs...............          --           --            --             --         29,930
  Loss on disposal of property and
     equipment.......................          --       11,272         3,972          9,242             --
  Changes in operating assets and
     liabilities:
     Accounts receivable, net........    (382,725)    (358,251)     (986,602)      (541,549)      (255,729)
     Prepaid expenses and other
       current assets................       5,945       (7,434)     (243,342)      (186,475)      (487,579)
     Other assets....................      15,850       (5,928)      (23,183)       (10,349)       (77,060)
     Accounts payable................     150,600      (96,041)    1,245,568        514,020        (53,850)
     Accrued payroll and related
       expenses......................     238,575       (7,443)      229,810        (36,713)        50,700
     Net billings in excess of costs
       and estimated gross profit on
       uncompleted contracts.........      97,267      781,505      (512,445)      (332,645)       (36,705)
     Deferred revenue................      59,901      288,792       162,221        219,629      1,099,413
     Accrued interest on stockholder
       loans.........................      12,600       13,804         8,094         10,836         11,262
     Accrued contingent liability....          --           --            --             --        120,000
                                        ---------    ---------    ----------     ----------     ----------
Net cash provided by operating
  activities.........................     329,793      307,442       803,047        524,629        392,531
Investing activities:
Capitalized software development
  costs..............................          --      (49,553)     (218,576)      (171,025)       (91,035)
Proceeds from sale of property and
  equipment..........................          --        1,300        86,824             --             --
Purchases of property and
  equipment..........................    (198,448)    (236,016)     (492,333)      (298,140)      (295,115)
Payment for acquired interest........    (150,000)          --            --             --             --
                                        ---------    ---------    ----------     ----------     ----------
Net cash used in investing
  activities.........................    (348,448)    (284,269)     (624,085)      (469,165)      (386,150)
Financing activities:
Net short-term borrowings............          --      130,000       120,000         30,000         54,481
Repayments of stockholder loans......    (110,855)          --            --             --             --
Payments under capital lease
  obligations........................          --      (66,784)     (184,013)      (106,861)      (160,439)
Repayments of long-term debt.........     (15,028)     (14,103)      (18,034)       (11,292)       (12,245)
Distributions to stockholders........          --     (105,000)      (52,500)            --             --
                                        ---------    ---------    ----------     ----------     ----------
Net cash used in financing
  activities.........................    (125,883)     (55,887)     (134,547)       (88,153)      (118,203)
                                        ---------    ---------    ----------     ----------     ----------
Net change in cash and cash
  equivalents........................    (144,538)     (32,714)       44,415        (32,689)      (111,822)
Cash and cash equivalents at
  beginning of period................     253,092      108,554        75,840         75,840        120,255
                                        ---------    ---------    ----------     ----------     ----------
Cash and cash equivalents at end of
  period.............................   $ 108,554    $  75,840    $  120,255     $   43,151     $    8,433
                                        =========    =========    ==========     ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                CREDIT MANAGEMENT SOLUTIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (INFORMATION FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1995 IS UNAUDITED)

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION OF FINANCIAL STATEMENTS

     Description of Business

     Credit Management Solutions, Inc. (the "Company") develops and provides software solutions and services for automating the consumer and small business credit analysis, decisioning and funding process. The Company's customers are primarily banks and other financial institutions located throughout the United States.

     Principles of Consolidation

     The accompanying 1995 and 1996 consolidated financial statements include the accounts of the Company and its subsidiary, Credit Connection LLC. The subsidiary was established on January 5, 1995 to operate an automated service bureau which electronically assembles and transmits between merchants and credit grantors credit applications of the merchants' customers. All material intercompany accounts and transactions have been eliminated upon consolidation.

     The accompanying 1993 consolidated financial statements include the accounts of the Company and CMSI Group Limited Partnership through March 4, 1993, the date the partnership was terminated upon the purchase of the minority partnership interest (see Note 5).

     Unaudited Interim Financial Statements


     The consolidated financial statements for the nine months ended September 30, 1995 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. These statements are unaudited but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments and accruals) necessary for a fair presentation of the financial information set forth herein. The operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.


     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SIGNIFICANT ACCOUNTING POLICIES

     Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Property and Equipment

     Property and equipment is stated at cost and depreciated using the straight-line method based on estimated useful lives of between three and seven years. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the life of the improvement or the remaining term of the lease. Assets held under capital leases are stated at the lesser of the present value of future minimum payments using the Company's incremental borrowing rate at the inception of the lease or the fair value of the property at the

                CREDIT MANAGEMENT SOLUTIONS, INC. AND SUBSIDIARY inception of the lease. The assets recorded under capital leases are amortized over the lesser of the lease term or the estimated useful life of the assets in a manner consistent with the Company's depreciation policy for owned assets.

     Software Development Costs

     Software development costs consist of direct labor and applicable overhead related to the development of a software product named "Credit Connection." These costs were capitalized beginning in September 1994 upon the determination that the software was technologically feasible. Credit Connection was commercially released in July 1996 and amortization over the estimated useful life of three years commenced at that date. Amortization is included in costs of license and software development fees.

     Revenue Recognition

     Revenues from long-term software license contracts are recognized on the percentage-of-completion method, measured generally on a cost incurred basis. Costs consist primarily of direct labor and applicable overhead. Contracts in progress are reviewed periodically as the work progresses, and revenues and earnings are adjusted in current accounting periods based on revisions in contract value and estimates to complete.

     The Company recognizes revenue for software maintenance fees pro rata over the term of the agreement, which generally have a one-year term. Revenues from sales of hardware and software are recognized at time of shipment and when collection of the receivable is probable. Payments received in advance of revenue recognition for these services and product sales are included in deferred revenue.

     Advertising Costs

     All advertising costs are expensed when incurred. Costs which are included in selling, general and administrative expense for the years ended December 31, 1993, December 31, 1994 and December 31, 1995 and for the nine months ended September 30, 1995 and September 30, 1996 are $64,242, $62,594, $101,741,
$116,152 and $102,191, respectively.

     Income Taxes

     The stockholders have elected under Subchapter S of the Internal Revenue Code to include the Company's income in their personal income tax returns for Federal and state income tax purposes. Accordingly, the Company was not subject to Federal and state income taxes during the periods presented. The Company currently anticipates completing an initial public offering of its common stock in late 1996, which will result in the termination of the Company's Subchapter S status.

2.  PRO FORMA INFORMATION (UNAUDITED)

     Pro Forma Balance Sheet


     Upon completion of its initial public offering, the Company's S Corporation status will terminate and the Company will be subject to income tax at the corporate level. The pro forma balance sheet of the Company as of September 30, 1996 reflects the deferred tax asset and liability which would have been recorded by the Company if its S Corporation status was terminated at that date and a distribution payable to the stockholders for estimated personal income tax obligations resulting from the Company's reported income for income tax purposes (estimated at $75,000 as of September 30, 1996). The pro forma deferred tax asset and liability represent the tax effect of the cumulative differences between the financial reporting and income tax bases of certain assets and liabilities as of September 30, 1996. The actual deferred tax asset and liability recorded will be adjusted to reflect the effect of operations of the Company for the period from October 1, 1996 through the date immediately preceding the termination of its S Corporation status. The pro forma balance sheet also

                CREDIT MANAGEMENT SOLUTIONS, INC. AND SUBSIDIARY reflects the reclassification of the accumulated deficit to additional paid-in capital, which will occur upon the termination of S Corporation status.


     The significant items comprising the Company's pro forma net deferred tax liability as of September 30, 1996 are as follows:

Pro forma deferred tax assets:
     Revenue recognition.........................................................   $ 112,920
     Accrued vacation............................................................      53,138
     Provision for bad debts.....................................................      37,883
                                                                                    ---------
Total pro forma deferred tax assets..............................................     203,941
Pro forma deferred tax liabilities:
     Capitalized software development costs......................................    (127,150)
     Depreciation................................................................    (207,277)
                                                                                    ---------
Total pro forma deferred tax liabilities.........................................    (334,427)
                                                                                    ---------
Pro forma net deferred tax liability.............................................   $(130,486)
                                                                                    =========

     Pro Forma Statement of Operations Data

     Upon the closing of the public offering, the Company will terminate its status as an S Corporation and will be subject to federal and state income taxes thereafter. Accordingly, for informational purposes, the accompanying statements of operations data for the year ended December 31, 1995 and the nine months ended September 30, 1996 include an unaudited pro forma adjustment for income taxes which would have been recorded if the Company had not been an S Corporation, based on the tax laws in effect during the respective periods.

     Pro forma income tax expense (benefit) consists of the following:

                                                                                        NINE MONTHS
                                                                        YEAR ENDED         ENDED
                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                           1995            1996
                                                                       ------------    -------------
Current:
     Federal........................................................     $     --        $      --
     State..........................................................           --               --
                                                                       ------------    -------------
                                                                               --               --
Deferred:
     Federal........................................................      180,630          (80,178)
     State..........................................................       39,988          (17,750)
                                                                       ------------    -------------
                                                                          220,618          (97,928)
                                                                       ------------    -------------
Pro forma income tax expense (benefit)..............................     $220,618        $ (97,928)
                                                                       ==========       ==========

                CREDIT MANAGEMENT SOLUTIONS, INC. AND SUBSIDIARY

     The Company's pro forma expense (benefit) for income taxes would result in effective tax rates that vary from the statutory federal income tax rate as follows:

                                                                                        NINE MONTHS
                                                                        YEAR ENDED         ENDED
                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                           1995            1996
                                                                       ------------    -------------
Expected federal income tax provision (benefit) at 34%..............     $325,697        $ (17,994)
Income not recognizable for tax purposes............................      (89,878)         (68,219)
State income taxes, net of federal benefit..........................      (15,201)         (11,715)
                                                                       ------------    -------------
                                                                         $220,618        $ (97,928)
                                                                       ==========       ==========

     Pro Forma Earnings Per Share

     The following table summarizes the computations of share amounts used in the computation of pro forma earnings per share presented in the accompanying statements of operations:

                                                                                        NINE MONTHS
                                                                        YEAR ENDED         ENDED
                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                           1995            1996
                                                                       ------------    -------------
Weighted average number of shares of common stock outstanding during
  the period........................................................     4,910,100       4,910,100
Effect of options to purchase common stock issued within one year of
  registration statement............................................     1,383,620       1,383,620
                                                                       ------------    -------------
Total common and common equivalent shares of stock considered
  outstanding during the period.....................................     6,293,720       6,293,720
                                                                        ==========      ==========

     Pro forma earnings per common and common equivalent share is based on the average number of shares of common stock outstanding during each period. As required by the Securities and Exchange Commission, all options to purchase common stock issued by the Company at exercise prices below the expected initial public offering price during the twelve-month period prior to the anticipated offering date have been included in the computations as if they were outstanding for all periods presented using the treasury stock method, even if the result is anti-dilutive.

                CREDIT MANAGEMENT SOLUTIONS, INC. AND SUBSIDIARY

3.  HISTORICAL EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     The following table summarizes the computations of historical earnings
(loss) per common and common equivalent share.

                                                      YEAR ENDED                   NINE MONTHS ENDED
                                                     DECEMBER 31,                    SEPTEMBER 30,
                                          -----------------------------------    ----------------------
                                            1993         1994         1995         1995         1996
                                          ---------    ---------    ---------    ---------    ---------
Net income (loss)......................   $ 318,857    $(144,931)   $ 957,932    $ 908,563    $ (52,923)
                                           ========    =========     ========     ========     ========
Weighted average number of shares
  outstanding..........................   4,910,100    4,910,100    4,910,100    4,910,100    4,910,100
Effect of options to purchase common
  stock issued within one year of
  registration statement...............   1,383,620    1,383,620    1,383,620    1,383,620    1,383,620
                                          ---------    ---------    ---------    ---------    ---------
Total common and common equivalent
  shares of stock considered
  outstanding during the period........   6,293,720    6,293,720    6,293,720    6,293,720    6,293,720
                                           ========    =========     ========     ========     ========
Earnings (loss) per common and common
  equivalent share.....................   $    0.05    $   (0.02)   $    0.15    $    0.14    $   (0.01)
                                           ========    =========     ========     ========     ========

     Earnings (loss) per common and common equivalent share is based on the average number of shares of common stock outstanding during each period. As required by the Securities and Exchange Commission, all options to purchase common stock issued by the Company at exercise prices below the expected initial public offering price during the twelve-month period prior to the anticipated offering date have been included in the computations as if they were outstanding for all periods presented using the treasury stock method, even if the result is anti-dilutive.

4.  SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES

     As discussed in Note 5, in 1993 the Company purchased a limited partner's interest in a partnership for $225,000, of which $75,000 was financed through the issuance of a note payable. In connection with the purchase, an excess of assigned value of the identifiable net assets over the cost of an acquired interest was recorded as follows:

Acquired interest...............................................................   $  758,000
Forgiveness of debt.............................................................      813,000
Reduction of noncurrent assets to zero..........................................     (127,000)
Issuance of note payable........................................................      (75,000)
Cash paid.......................................................................     (150,000)
                                                                                   ----------
Excess of assigned value of identifiable assets over cost of an acquired
  interest......................................................................   $1,219,000
                                                                                    =========

     Capital lease obligations of $309,228, $538,324, $274,422 and $33,417 were incurred when the Company entered into leases for new equipment during the years ended December 31, 1994 and December 31, 1995 and the nine months ended September 30, 1995 and September 30, 1996, respectively.

     Interest paid for the years ended December 31, 1993, 1994 and 1995 was $6,750, $40,313 and $105,576, respectively. Interest paid for the nine months ended September 30, 1995 and September 30, 1996 totaled $86,126 and $79,855 respectively.

                CREDIT MANAGEMENT SOLUTIONS, INC. AND SUBSIDIARY

5.  PARTNERSHIP INTEREST IN CMSI GROUP LIMITED PARTNERSHIP

     From September 1988 through March 4, 1993 the Company was the sole general partner of CMSI Group Limited Partnership, a partnership which conducted what are now the Company's principal operations. During this period, the Company's ownership interest in the partnership varied between 49% and 67%, and it accounted for the partnership as a consolidated subsidiary in its financial statements.

     In March 1993 the Company purchased the other partner's limited partnership interest for $225,000. The Company accounted for the acquisition of the limited partner's interest as the acquisition of a minority interest and used the purchase method of accounting. The assigned value of the identifiable net assets acquired over the cost of the acquired interest was $1,219,000, after reducing intangible assets and property and equipment to zero for the portion of those assets represented by the acquired interest. This amount is being amortized into income using the straight-line method over four years.

6.  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Uncompleted contracts consist of the following components:


                                                             BALANCE SHEET CAPTION
                                                            ------------------------
                                                            COSTS AND
                                                            ESTIMATED      BILLINGS
                                                             EARNINGS         IN
                                                                IN        EXCESS OF
                                                              EXCESS      COSTS AND
                                                                OF        ESTIMATED
                                                             BILLINGS      EARNINGS       TOTAL
                                                            ----------    ----------    ----------
December 31, 1994:
     Costs and estimated earnings........................   $       --    $1,826,899    $1,826,899
     Billings............................................           --     2,668,436     2,668,405
                                                             =========     =========     =========
                                                            $       --    $ (841,537)   $ (841,537)
                                                            ----------    ----------    ----------
December 31, 1995:
     Costs and estimated earnings........................   $1,552,292    $2,044,454    $3,596,701
     Billings............................................    1,288,927     2,636,911     3,925,793
                                                            ----------    ----------    ----------
                                                            $  263,365    $ (592,457)   $ (329,092)
                                                             =========     =========     =========
September 30, 1996:
     Costs and estimated earnings........................   $1,682,353    $2,880,568    $4,562,921
     Billings............................................    1,090,272     3,765,036     4,856,308
                                                            ----------    ----------    ----------
                                                            $  592,081    $ (884,468)   $ (292,387)
                                                             =========     =========     =========


     All receivables on contracts in-progress are expected to be collected within twelve months.

7.  SHORT-TERM BORROWINGS

     At December 31, 1994, December 31, 1995 and September 30, 1996 the Company maintained a short-term line of credit arrangement with a bank which allowed for aggregate borrowings of $500,000. Borrowings under this arrangement, which are personally guaranteed by the stockholders of the Company, are secured by essentially all of the Company's assets and bear interest at the bank's prime rate plus 1% per annum (weighted average borrowing rate of 9.4%, 9.8% and 9.3% for the year ended December 31, 1994, 1995 and the nine months ended September 30, 1996, respectively). Under the terms of the credit arrangement, the Company is required to comply with certain covenants including a restriction on the payment of cash dividends without the prior written consent of the bank.

8.  STOCKHOLDER LOANS

     Amounts due to stockholders accrue interest at 7% per annum and are payable on demand after October 1, 1997.

                CREDIT MANAGEMENT SOLUTIONS, INC. AND SUBSIDIARY

9.  CAPITAL LEASE OBLIGATIONS

     The Company leases equipment under capital leases. Property and equipment includes the following amounts for leases that have been capitalized:

                                                                   DECEMBER 31
                                                               --------------------    SEPTEMBER 30
                                                                 1994        1995          1996
                                                               --------    --------    ------------
Computer equipment..........................................   $227,240    $561,279       594,698
Office furniture and equipment..............................     81,988     265,337       265,335
                                                               --------    --------      --------
                                                                309,228     826,616       860,033
Less: accumulated amortization..............................     27,851     188,155       247,509
                                                               --------    --------      --------
                                                               $281,377    $638,461      $612,524
                                                               ========    ========      ========

     Amortization of leased assets is included in depreciation expense.

     Future minimum payments under capital lease obligations consist of the following at September 30, 1996:

        Three months ended December 31, 1996..............................   $ 68,151
        1997..............................................................    257,880
        1998..............................................................    139,546
        1999..............................................................     61,206
        2000 and thereafter...............................................     25,754
                                                                             --------
        Total minimum lease payments......................................   $552,537
        Less amounts representing interest................................     84,303
                                                                             --------
        Present value of minimum capital lease payments (including current
          portion of $224,849)............................................   $468,234
                                                                             ========

10.  STOCK OPTIONS

     The Company has elected to record compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Under APB 25, if the exercise price of the Company's employee stock options equals the estimated fair value of the underlying stock on the date of grant, no compensation expense is generally recognized. In October 1995, the Financial Accounting Standards Board issued FASB Statement No. 123, Accounting for Stock-Based Compensation ("Statement 123"), which encourages, but does not require, companies to recognize expense for stock-based awards based on their estimated fair value on the date of grant. Under the provisions of Statement 123, companies are required to supplementally disclose pro forma net income and earnings per share information as if the fair value method had been adopted.

     In 1996 the Company adopted the 1996 Credit Management Solutions, Inc. Non-Qualified Stock Option Plan (the "Plan"). The Plan provides for the granting of non-qualified options to purchase an aggregate of up to 2,750,000 shares of common stock to employees and directors of the Company. In June 1996 the Company granted options to purchase 2,362,540 shares of common stock for an exercise price of $5.00 per share, the estimated fair value of a share of common stock on the date of grant as determined by an independent appraisal. These options have a term of 10 years, and at September 30, 1996, 642,234 options are vested and exercisable. In October 1996 the Company granted options to purchase an additional 27,360 shares of common stock for an exercise price of $9.60 per share, the estimated fair value of a share of common stock at the date of grant. All options granted under the Plan are subject to vesting provisions at the discretion of the Board of Directors. Options granted through October 1996 vest in varying percentages through 2001.

                CREDIT MANAGEMENT SOLUTIONS, INC. AND SUBSIDIARY

     Pro forma net income and earnings per share information required by Statement 123 has been determined using the minimum value method. The minimum value method calculates the fair value of options as the excess of the estimated fair value of the underlying stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate, over the expected life of the option. In determining the estimated fair value of granted stock options under the minimum value method, the risk-free interest rate was assumed to be 6%, the dividend yield was estimated to be 0%, and the expected life of all granted options was assumed to be 5 years. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the minimum value method and other methods prescribed by Statement 123 do not necessarily provide a single measure of the fair value of its employee stock options. For example, if the expected life of the options was changed from 5 to 4 years, the amount of total compensation expense recognized using the minimum value method would decrease by approximately $600,000, or 18%.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss for the nine months ended September 30, 1996 is $1,120,000 greater than the historical net loss of $52,923, or $1,172,923. Pro forma loss per share is $(0.19).

11.  PROFIT SHARING PLAN

     The Company maintains a 401(k) profit sharing plan which covers all employees with at least six months of service. In addition, the Company may make a discretionary contribution based on each eligible participant's compensation. Participant contributions vest immediately and employer contributions vest over a six year period. In January 1996, the Company began matching 20% per annum of the first $1,000 contributed to the plan by each employee. Contributions for the nine months ended September 30, 1996 were $12,317.

12.  CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts.

     To date, these financial instruments have been derived from revenues earned primarily from banks and other financial institutions located in the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses; historically, such losses have been insignificant and within management's expectations. At December 31, 1995, 31% of accounts receivable was due from one customer and at September 30, 1996, 44% of accounts receivable was due from three customers.

                CREDIT MANAGEMENT SOLUTIONS, INC. AND SUBSIDIARY

     The following table summarizes the percentage contribution of revenues by customer when sales to such customers exceeded 10% of net revenues.

                                                                                       NINE MONTHS
                                                                                          ENDED
                                                        YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                        ------------------------      --------------
                                                        1993      1994      1995      1995      1996
                                                        ----      ----      ----      ----      ----
Customer A...........................................    11%        --        --        --        --
Customer B...........................................    13%        --        --        --        --
Customer C...........................................    16%        --        --        --        --
Customer D...........................................    11%        --        --        --        --
Customer E...........................................    18%        --        --        --        --
Customer F...........................................    12%        --        --        --       11%
Customer G...........................................     --       17%       20%       19%       10%
Customer H...........................................     --       10%        --        --        --
Customer I...........................................     --       12%        --        --        --
Customer J...........................................     --       17%        --        --        --
Customer K...........................................     --        --       13%       16%       10%
Customer L...........................................     --        --        --        --       10%

13.  OPERATING LEASES

     The Company leases certain office space and equipment under non-cancelable operating lease agreements which expire through 2007. Future minimum lease payments at September 30, 1996 for leases with initial terms of one year or more consist of the following:

        Three months ended December 31, 1996............................   $  166,432
        1997............................................................      667,502
        1998............................................................      648,060
        1999............................................................      269,729
        2000 and thereafter.............................................      207,489
                                                                           ----------
        Total minimum lease payments....................................   $1,959,212
                                                                            =========

     Rent expense under all operating leases for the years ended December 31, 1993, December 31, 1994 and December 31, 1995 and the nine months ended September 30, 1995 and September 30, 1996 was $26,985, $171,346, $398,530,
$319,779 and $414,301, respectively.

14.  COMMITMENT AND CONTINGENT LIABILITY

     In August 1996, the Company entered into a settlement agreement and general release with a former officer of the Company. The agreement provides that the Company will pay the former officer as severance his monthly salary for a period of one year. In addition, the agreement requires the Company to pay the former officer a total of $240,000, including the aforementioned salary payments, if a change in control of the Company occurs before January 18, 1997, or $120,000 if a change in control occurs before July 18, 1997. If an initial public offering of the Company's common stock is consummated prior to a change in control, the agreement provides that the Company will pay the former officer a total of $240,000 if the offering is consummated prior to January 18, 1997, or $120,000 if the offering occurs before July 18, 1997. At the Company's discretion, any payments required to be made to the former officer may be in the form of cash or stock. The Company has expensed $240,000 related to this arrangement, the amount it is likely to ultimately pay the former officer. The Company has accrued $120,000 as a contingent liability at September 30, 1996, based on an assessment that it is probable that this contingent amount will be payable in the future to this former officer. Included in accrued payroll and related taxes at September 30, 1996 is $86,461 for the unpaid portion of the monthly payments due through August 1997.

                CREDIT MANAGEMENT SOLUTIONS, INC. AND SUBSIDIARY

15.  SUBSEQUENT EVENT

     On October 10, 1996, the Board of Directors approved a 32,734 for 1 stock split of the Company's common stock. All references in the accompanying financial statements to share and per share amounts have been retroactively restated to reflect the stock split.

------------------------------------------------------
------------------------------------------------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   15
Dividend Policy.......................   15
Capitalization........................   16
Dilution..............................   17
Selected Consolidated Financial
  Data................................   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   27
Management............................   41
Certain Transactions..................   47
Principal and Selling Stockholders....   49
Description of Capital Stock..........   50
Shares Eligible for Future Sale.......   51
Underwriting..........................   53
Legal Matters.........................   54
Experts...............................   54
Additional Information................   54
Index to Consolidated Financial
  Statements..........................  F-1

                            ------------------------

  UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                2,600,000 SHARES

                               CREDIT MANAGEMENT
                                SOLUTIONS, INC.

                                 [CMSI LOGO]

                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                           FRIEDMAN, BILLINGS, RAMSEY
                                  & CO., INC.


                                UNTERBERG HARRIS
                                           , 1996

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. The Company is responsible for the payment of all fees and expenses incurred by the Selling Stockholders in connection with the sale of their respective shares in this Offering. All the amounts shown are estimates except for the registration fee, the NASD filing fee and the Nasdaq National Market application fee:

        Securities and Exchange Commission registration fee...............  $ 11,779
        NASD filing fee...................................................     4,387
        Nasdaq National Market listing fee................................    20,525
        Commissions payable to Graham, Hamilton & Dwyer, Inc..............   200,000
        Legal fees and expenses...........................................   300,000
        Blue Sky fees and expenses........................................    25,000
        Accounting fees and expenses......................................   125,000
        Printing and engraving fees.......................................   125,000
        Transfer agent and registrar fees.................................    10,000
        Miscellaneous.....................................................    78,309
                                                                            --------
                  Total...................................................  $900,000
                                                                            ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) The Articles of Incorporation of the Registrant, consistent with Maryland law, provides that the Registrant shall indemnify its past, present and future directors and officers from judgments, fines, penalties, settlements and defense costs and expenses (including reasonable attorneys' fees) incurred in threatened, pending or completed actions, suits or proceedings against him or her, whether civil, criminal, administrative or investigative, to which such person was or is a party or threatened to be made a party by reason of his or her being or having been a director or officer of the Registrant or, at the Registrant's request, or any other corporation, partnership or enterprise and from which he or she is not otherwise entitled to be indemnified. The Registrant shall advance expenses in the investigation and defense of any such proceeding, provided the director or officer agrees to reimburse the Registrant if it is found that the director or officer did not act in good faith, that the director or officer did not reasonably believe that his or her acts or omissions were not opposed to the best interests of the Registrant, that the acts or omissions of the director or officer were not the result of active and deliberate dishonesty, or that the acts or omissions of the director or officer did not result in the receipt by him or her of an improper personal benefit. If the director or officer is alleged to have defrauded the Registrant or to have derived an improper personal benefit, no indemnification shall be afforded unless a disinterested majority of the stockholders or of the Board of Directors determines that such indemnification is appropriate or it is adjudged in the proceeding that the director or officer did not defraud the Registrant or receive an improper benefit.

     (b) The Registrant intends to reincorporate in Delaware prior to the consummation of this Offering. The Registrant's Certificate of Incorporation, together with its Bylaws, will provide that the Registrant shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Delaware permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.

     The Registrant's Certificate of Incorporation will limit the liability of its directors and officers to the fullest extent permitted by the laws of the State of Delaware. Under the Registrant's Certificate of Incorporation, and as permitted by the laws of the State of Delaware, a director or officer will not be liable to the Registrant or its stockholders for damages for breach of fiduciary duty. Such limitations of liability will not affect liability for (i) breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) any transaction from which the director derived an improper personal benefit, or (iv) the payment of any unlawful distribution.

     Under the form of Underwriting Agreement, to be filed as Exhibit 1.1, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant intends to purchase a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacity as directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In June 1996, the Option Committee granted stock options to purchase an aggregate of 2,362,540 shares of Common Stock to certain of the Company's executive officers, including Messrs. Alsobrook, Grody, Riordan and Vollono and Ms. Weil, and to certain employees, at an exercise price of $5.00 per share (the "June Options"). Of the June Options, 332,640 options vest at the rate of 10% at the time of grant, 20% on each of the first, second, third and fourth anniversaries of December 15, 1996, and 10% on the fifth anniversary of December 15, 1996. The remaining June Options vest at a rate of 30% at the time of grant, 20% on each of the first and second anniversaries of December 15, 1996, and 10% on each of the third, fourth and fifth anniversaries of December 15, 1996. In October and November 1996, the Option Committee granted 185,260 stock options under the Stock Option Plan (the "Autumn Options"). The Autumn Options have an exercise price of $9.60 per share and vest at a rate of 10% at the time of grant, 20% on each of the second, third and fourth anniversaries of December 15, 1996 and 10% on the fifth anniversary of December 15, 1996. The Options were granted pursuant to exemption from registration by virtue of Section 4(2) of the Securities Act and Rule 701 promulgated under the Securities Act. Certain Selling Stockholders intend to exercise 100,000 of the Executive Options immediately prior to the consummation of the Offering. Such exercise will result in proceeds to the Company of $500,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The Exhibits filed as part of this Registration Statement are as follows:


 EXHIBIT
 NUMBER                                   DESCRIPTION OF EXHIBIT
 ------     ----------------------------------------------------------------------------------
   1        Form of Underwriting Agreement
   3.1      Certificate of Incorporation of the Company
   3.2      Bylaws of the Company
   4        Specimen certificate for Common Stock of the Company
   5        Opinion of Manatt, Phelps & Phillips, LLP regarding legality of the securities being registered
  10.1      Form of Project Commencement Agreement+
  10.2      Form of Software License Agreement+
  10.3      Form of Software Maintenance Agreement+
  10.4      Form of Professional Services Agreement+
  10.5      Form of Credit Connection Lender Agreement (for CreditRevue Licensees)+
  10.6      Form of Credit Connection Lender Agreement (for non-CreditRevue Licensees)+
  10.7      Form of Credit Connection Dealer Subscription Agreement+
 10.8.1     Office Building Lease between Symphony Woods Limited Partnership and the Company dated October 29, 1993+
 10.8.2     Office Building Lease between Symphony Woods Limited Partnership and the Company dated February 10, 1995+
 10.8.3     First Amendment to Lease dated March 29, 1995+

 EXHIBIT
 NUMBER                                   DESCRIPTION OF EXHIBIT
 ------     ----------------------------------------------------------------------------------
 10.8.4     Second Amendment to Lease dated August 12, 1996+
  10.9      Promissory Note dated December 31, 1995 given by the Company to James R.
            DeFrancesco+
  10.10     Business Loan Agreement between The Columbia Bank and the Company dated June 10,
            1994+
  10.11     1996 Credit Management Solutions, Inc. Non-Qualified Stock Option Plan+
  10.12     1996 Credit Management Solutions, Inc. Employee Stock Purchase Plan
  10.13     1996 Credit Management Solutions, Inc. Long-Term Incentive Plan
  10.14     Form of Tax Indemnification Agreement
  10.15     1996 Credit Management Solutions, Inc. Non-Qualified Stock Option Plan
  21        Subsidiaries of the Company+
  23.1      Consent of Ernst & Young LLP
  23.2      Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5)
  24        Power of Attorney+
  27        Financial Data Schedule+


---------------

+ Previously filed.


     (b) Schedules have been omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on December 4, 1996.


                                          CREDIT MANAGEMENT SOLUTIONS, INC.

                                          By:        /s/ SCOTT L. FREIMAN
                                            ------------------------------------
                                                      Scott L. Freiman
                                                  Executive Vice President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      *                        President, Chief Executive     December 4, 1996
---------------------------------------------  Officer and Chairman of the
            James R. DeFrancesco               Board of Directors
                                               (Principal Executive
                                               Officer)

              /s/ SCOTT FREIMAN                Executive Vice President and   December 4, 1996
---------------------------------------------  Director
              Scott L. Freiman

                      *                        Senior Vice President,         December 4, 1996
---------------------------------------------  Secretary, General Counsel
               Miles H. Grody                  and Director

            /s/ ROBERT P. VOLLONO              Senior Vice President,         December 4, 1996
---------------------------------------------  Treasurer, Chief Financial
              Robert P. Vollono                Officer and Director
                                               (Principal Financial and
                                               Accounting Officer)

                      *                        Director                       December 4, 1996
---------------------------------------------
              Stephen X. Graham

                      *                        Director                       December 4, 1996
---------------------------------------------
           John J. McDonnell, Jr.

        *By: /s/ SCOTT L. FREIMAN
---------------------------------------------
              Scott L. Freiman
              Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                      PAGE AT
                                                                                   WHICH EXHIBIT
                                                                                    APPEARS IN
 EXHIBIT                                                                           SEQUENTIALLY
 NUMBER                                    DOCUMENT                                NUMBERED COPY
 -------     --------------------------------------------------------------------  -------------
    1        Form of Underwriting Agreement......................................
    3.1      Certificate of Incorporation of the Company.........................
    3.2      Bylaws of the Company...............................................
    4        Specimen certificate for Common Stock of the Company................
    5        Opinion of Manatt, Phelps & Phillips, LLP regarding legality of the securities being registered.........................................
   10.1      Form of Project Commencement Agreement+.............................
   10.2      Form of Software License Agreement+.................................
   10.3      Form of Software Maintenance Agreement+.............................
   10.4      Form of Professional Services Agreement+............................
   10.5      Form of Credit Connection Lender Agreement (for CreditRevue
             Licensees)+.........................................................
   10.6      Form of Credit Connection Lender Agreement (for non-CreditRevue
             Licensees)+.........................................................
   10.7      Form of Credit Connection Dealer Subscription Agreement+............
  10.8.1     Office Building Lease between Symphony Woods Limited Partnership and the Company dated October 29, 1993+.................................
  10.8.2     Office Building Lease between Symphony Woods Limited Partnership and the Company dated February 10, 1995+................................
  10.8.3     First Amendment to Lease dated March 29, 1995+......................
  10.8.4     Second Amendment to Lease dated August 12, 1996+....................
   10.9      Promissory Note dated December 31, 1995 given by the Company to
             James R. DeFrancesco+...............................................
   10.10     Business Loan Agreement between The Columbia Bank and the Company dated June 10, 1994+................................................
   10.11     1996 Credit Management Solutions, Inc. Non-Qualified Stock Option
             Plan+...............................................................
   10.12     1996 Credit Management Solutions, Inc. Employee Stock Purchase
             Plan................................................................
   10.13     1996 Credit Management Solutions, Inc. Long-Term Incentive Plan.....
   10.14     Form of Tax Indemnification Agreement...............................
   10.15     1996 Credit Management Solutions, Inc. Non-Qualified Stock Option
             Plan................................................................
   21        Subsidiaries of the Company+........................................
   23.1      Consent of Ernst & Young LLP........................................
   23.2      Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5)...
   24        Power of Attorney+..................................................
   27        Financial Data Schedule+............................................


---------------

+ Previously filed.